EXHIBIT (19)
                               FIRST UNION CORPORATION
                                   AND SUBSIDIARIES

                          FIRST QUARTER FINANCIAL SUPPLEMENT
                          THREE MONTHS ENDED MARCH 31, 1994




                               FIRST UNION CORPORATION
                                   AND SUBSIDIARIES

                          FIRST QUARTER FINANCIAL SUPPLEMENT
                          THREE MONTHS ENDED MARCH 31, 1994
                                     (Unaudited)

          TABLE OF CONTENTS

                                                                                 Page
            Selected Financial Data . . . . . . . . . . . . . . . . . . . . . .    1
            Management's Analysis of Operations . . . . . . . . . . . . . . . .    2
            Consolidated Summaries of Income and Per Share Data . . . . . . . .  T-1
            Noninterest Income  . . . . . . . . . . . . . . . . . . . . . . . .  T-2
            Noninterest Expense . . . . . . . . . . . . . . . . . . . . . . . .  T-2
            Internal Capital Growth and Dividend Payout Ratios  . . . . . . . .  T-3

            Selected Quarterly Data . . . . . . . . . . . . . . . . . . . . . .  T-4
            Growth through Acquisitions . . . . . . . . . . . . . . . . . . . .  T-5
            Securities Available for Sale . . . . . . . . . . . . . . . . . . .  T-6
            Investment Securities . . . . . . . . . . . . . . . . . . . . . . .  T-7
            Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  T-8
            Allowance for Loan Losses and Nonperforming Assets  . . . . . . . .  T-9
            Intangible Assets . . . . . . . . . . . . . . . . . . . . . . . . . T-10

            Southeast Banks Segregated Assets . . . . . . . . . . . . . . . . . T-11
            Allowance for Foreclosed Properties . . . . . . . . . . . . . . . . T-12
            Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . T-13
            Time Deposits in Amounts of $100,000 or More  . . . . . . . . . . . T-13
            Long-Term Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . T-14
            Changes in Stockholders' Equity . . . . . . . . . . . . . . . . . . T-15

            Capital Ratios  . . . . . . . . . . . . . . . . . . . . . . . . . . T-16
            Interest Rate Gap . . . . . . . . . . . . . . . . . . . . . . . . . T-17
            Off-Balance Sheet Derivative Financial Instruments  . . . . . . . . T-18
            Off-Balance Sheet Derivatives-Expected Maturities . . . . . . . . . T-20
            Off-Balance Sheet Derivatives Activity  . . . . . . . . . . . . . . T-21
            Net Interest Income Summaries
               Five Quarters Ended March 31, 1994 . . . . . . . . . . . . . . . T-22

               Year-to-date December 31, 1993; September 30, and June 30, 1993  T-24
            Consolidated Balance Sheets
               Five Quarters Ended March 31, 1994 . . . . . . . . . . . . . . . T-26
            Consolidated Statements of Income . . . . . . . . . . . . . . . . . T-27
            Consolidated Statements of Cash Flows . . . . . . . . . . . . . . . T-28


                                     SELECTED FINANCIAL DATA

                                                                          Three Months Ended
                                                                              March  31,
            Per Common Share Data                                            1994     1993

               Net income applicable to common stockholders . . . . . . .  $  1.27   1.17

               Cash dividends . . . . . . . . . . . . . . . . . . . . . .     .40     .35

               Book value . . . . . . . . . . . . . . . . . . . . . . . .   29.71   26.23

               Quarter-end price  . . . . . . . . . . . . . . . . . . . .  $41.625  47.750

            Financial Ratios

             Return on average assets (a)(b)  . . . . . . . . . . . . . .    1.28%   1.28

               Return on average common stockholders' equity (a)(c)   . . .   17.54   18.41

               Net interest margin  . . . . . . . . . . . . . . . . . . .    4.79    5.00

               Net charge-offs to average loans, net (a)   . . . . . . . .     .27     .61

               Allowance for loan losses to:
                  Loans, net  . . . . . . . . . . . . . . . . . . . . . .    2.17    2.29
                  Nonaccrual and restructured loans . . . . . . . . . . .     168     98
                  Nonperforming assets  . . . . . . . . . . . . . . . . .     127     74

               Nonperforming assets to loans, net and
                  foreclosed properties . . . . . . . . . . . . . . . . .    1.70    3.07

               Stockholders' equity to assets . . . . . . . . . . . . . .    7.30    7.40

               Tier 1 capital to risk-weighted assets . . . . . . . . . .    9.36    9.20

               Dividend payout ratio on common shares . . . . . . . . . .   31.50%  29.91

Certain ratios related to nonperforming assets, net charge-offs and the loan loss provision were favorably impacted because of the inclusion of the acquired Southeast Banks' performing loan portfolio in the calculation of the ratios.
(a) Quarterly amounts annualized.
(b) Based on net income.
(c) Based on net income applicable to common stockholders and average common stockholders' equity excluding average net unrealized gains on debt and equity securities.

                  MANAGEMENT'S ANALYSIS OF OPERATIONS


   EARNINGS HIGHLIGHTS
            First Union reported earnings applicable to common stockholders of $217 million in the first quarter of 1994, a 12 percent increase from $193 million in the first quarter of 1993. Net income per common share increased 9 percent, to $1.27 from $1.17 in the first quarter of 1993.

            Key factors in First Union's first quarter 1994 earnings performance, in addition to increased efficiencies resulting from the consolidation of five significant acquisitions in 1993, included:

            (diamond) Continued growth in net interest income;
            (diamond) Continued improvement in credit quality; and (diamond) A decline in noninterest expense from the fourth quarter of 1993.

            First quarter 1993 results do not include the purchase accounting acquisitions of Georgia Federal Bank and First American Metro Corp. completed in June 1993.

            Domestic banking operations, including trust operations, located in North and South Carolina, Georgia, Florida, Maryland, Tennessee, Virginia and Washington, D.C., and mortgage banking operations are our principal sources of revenues. Foreign banking operations are immaterial.

            The Net Interest Income section provides information about lost interest income related to nonaccrual and restructured loans and the Asset Quality section includes further information about the loan loss provision.

      Outlook
            This strong first quarter reflects First Union's ability to improve performance in a rising interest rate environment. Our focus is on providing the best service and a complete array of financial products for our customers, while improving our productivity and credit quality.

            We will continue to identify opportunities that will enhance operating results. This strategy includes making selective investments in such areas as capital markets, capital management and card products to further our financial goals.

            While net loans were essentially flat at the end of the first quarter of 1994 compared with the fourth quarter of 1993, principally due to acquisition-related runoff, a smaller balance in mortgages held for sale and seasonal declines, the outlook for loans through the rest of the year is good. During 1994, mortgage origination should benefit from the implementation of a new bank branch sales program with a broader array of mortgage products and the installation of an enhanced loan application system to speed the mortgage lending process. Implementation of this new program began in January of 1994.

            The first quarter of 1994 included the five major 1993 acquisitions (South Carolina Federal, DFSoutheastern, Dominion Bancshares, Georgia Federal and First

            American), which were fully
            assimilated into First Union's one common operating system.

            During the second quarter of this year, First Union expects to complete two pooling of interests acquisitions -- that of American Bancshares Inc. on May 31, 1994, and Lieber & Co. on June 30, 1994.

            American Bancshares Inc., the parent corporation of American Commercial Savings Bank Inc., SSB, had assets of $216 million at March 31, 1994, and is based in Monroe, North Carolina. In this acquisition, we expect to issue approximately 518,000 shares of First Union common stock. Assuming a First Union common stock price of $42 per share and the issuance of 518,000 shares of First Union common stock, the transaction value would be approximately $22 million.

            Lieber is an investment management firm that is adviser to the Evergreen Funds, a $3.5 billion family of mutual funds at March 31, 1994, with headquarters in Purchase, New York. In this acquisition, we expect to issue approximately 3.1 million shares of First Union common stock. Assuming a First Union common stock price of $42 per share and the issuance of 3.1 million shares of First Union common stock, the transaction value would be approximately $130 million.

            During the third quarter this year, First Union expects to complete the acquisition, announced on January 17, 1994, of BancFlorida Financial Corporation, the parent company of BancFlorida, a Federal Savings Bank, which had assets of $1.5 billion at March 31, 1994, and is based in Naples, Florida. This acquisition is expected to be accounted for as a purchase. Assuming a First Union common stock price of $42 per share prior to closing, First Union would issue approximately 4 million shares and the transaction value would be approximately $168 million. In connection with this acquisition, in March and April 1994, we repurchased 2 million shares of First Union common stock in the open market at a cost of $83 million. The board of directors has authorized the repurchase from time to time of up to 15 million additional shares of common stock for various corporate purposes, including an additional number of shares which, together with the 2 million shares previously repurchased, are estimated to approximately equal the number of shares of First Union common stock expected to be issued upon consummation of the acquisition of BancFlorida. Such repurchases will not commence until at least after the special meeting of BancFlorida stockholders to be held on June 10, 1994. More information on the stock purchase is included in the Stockholders' Equity section.

            Consummation of all three acquisitions is subject to certain stockholder and regulatory approvals, and other conditions of closing.

            We expect these acquisitions to have a minor impact on 1994 earnings and to be positive to earnings within 12 months of consummation.

            We continue to be alert to opportunities to enhance stockholder value, especially in view of legislation introduced in the U.S. Congress and legislative actions in several Southeastern states that, under certain conditions, would permit the corporation to acquire banking organizations throughout the nation. We are evaluating acquisition opportunities, and teams of experienced bankers from all areas of the corporation frequently conduct due diligence activities in connection with possible acquisitions.

            As a result, acquisition discussions and in some cases negotiations frequently take place, and future acquisitions involving cash, debt or equity securities may be expected. Acquisitions typically involve the payment of a premium over book and market values. Some dilution of First Union's book value and net income per common share may occur in connection with any future acquisitions.

            The Accounting and Regulatory Matters section provides information about various other legislative, accounting and regulatory matters that have recently been adopted or proposed.

      NET INTEREST INCOME

            Tax-equivalent net interest income, the largest contributor to earnings, was $750 million in the first quarter of 1994, compared with $696 million in the first quarter of 1993.

            Nonperforming loans reduced interest income because the contribution from these loans is eliminated or sharply reduced. In the first quarter of 1994, $17 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the period. The amount of interest income related to these assets and included in income in the first quarter of 1994 was $2 million. However, a $120 million reduction in nonperforming assets from the fourth quarter of 1993 helped in contributing to interest income in the first quarter of 1994.

      Net Interest Margin

            The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was 4.79 percent in the first quarter of 1994, compared with 5.00 percent in the first quarter of 1993 and
            4.61 percent in the fourth quarter of 1993. The margin decline since the first quarter of 1993 primarily resulted from the addition of acquired banks and thrifts with lower margins; the addition of short-term securities, which contribute to net interest income although they reduce the margin; and the impact of refinancing activity. The margin increase since the fourth quarter of 1993 reflects a larger spread between loan yields and deposits costs, and reduced refinancing activity, which had a positive effect on mortgage-related securities. Our goal is to continue increasing net interest income.

            The average rate earned on earning assets was 7.59 percent in the first quarter of 1994, compared with 8.10 percent in the first quarter of 1993. The average rate paid on interest-bearing liabilities was 3.29 percent in the first quarter of 1994 and 3.55 percent in the first quarter of 1993.

            We use securities and off-balance sheet transactions to manage interest rate sensitivity. More information on these transactions is included in the Interest Rate Risk Management section.

      NONINTEREST INCOME

            Developing new sources of fee income has been one of our key long-term strategies for dealing with increased competition from nonbanking companies and other changes taking place in the financial services industry.

            Noninterest income was $281 million in the first quarter of 1994, compared with $271 million in the first quarter of 1993 and $324 million in the fourth quarter of 1993. A decrease in trading account profits, service charges on deposit accounts, and mortgage banking revenues contributed to the decline from the fourth quarter of 1993. The first quarter of 1994 included gains on assets held for sale of $17 million compared with $30 million in the fourth quarter of 1993.

      Trading Activities
            Trading activities are undertaken primarily to satisfy customers' risk management and investment needs. Additionally, trading is done for the corporation's own account. All trading activities are conducted within risk limits established by the corporation's Funds Management Committee.

            At March 31, 1994, trading account assets were $821 million compared with $652 million at year-end 1993. These assets are carried at market value.



   NONINTEREST EXPENSE

            Noninterest expense was $640 million in the first quarter of 1994, compared with $578 million in the first quarter of 1993 and $688 million in the fourth quarter of 1993. The decline in expenses from the fourth quarter of 1993 reflects the assimilation of five 1993 acquisitions into First Union's one common operating system and other acquisition-related declines in expenses, and a decline in credit-related costs. Costs related to environmental matters were not material.

      SECURITIES AVAILABLE FOR SALE

            Securities available for sale are used as a part of the corporation's interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital ratios and other factors. In accordance with the adoption of Statement of Financial Accounting Standards No. 115, we began accounting for debt and equity securities on a market value basis as of January 1, 1994.

            At March 31, 1994, we had $12.7 billion in securities available for sale, compared with a market value of $11.9 billion at December 31, 1993. The market value of securities available for sale was $66 million below amortized costs at the end of the first quarter of 1994. As a result a $42 million after-tax unrealized loss has been recorded as a reduction of stockholders' equity. Table 7 provides information related to unrealized gains and losses and realized gains and losses.

            The average rate earned on securities available for sale in the first quarter of 1994 was 5.23 percent, compared with 5.16 percent in the first quarter of 1993. The average maturity of the portfolio was 2.66 years at March 31, 1994. Portfolio activity in the first quarter of 1994 included the addition of short-term Treasuries.

            The Accounting And Regulatory Matters section provides information related to the accounting for debt and equity securities.

      INVESTMENT SECURITIES

            First Union's investment securities amounted to $2.5 billion at March 31, 1994, compared with $2.7 billion at year-end 1993.

            The average rate earned on investment securities in the first quarter of 1994 was 9.04 percent, compared with 7.51 percent in the first quarter of 1993. The average maturity of the portfolio was 4.46 years at March 31, 1994. First quarter 1994 yields and maturities reflect the reclassification of securities to the available for sale portfolio at year-end 1993 to better support our current interest rate risk management strategy.

            The Accounting And Regulatory Matters section provides information related to the accounting for debt and equity securities.

      LOANS

            Our lending strategy stresses quality growth, diversified by product, geography and industry. A common credit underwriting structure is in place throughout the company, and a special real estate credit group reviews large commercial real estate loans before approval. Consistent with our long-time standard, we generally look for two repayment sources for commercial real estate loans: cash flows from both the project itself and the borrower.

            Our commercial lenders focus principally on middle-market companies. A majority of our commercial loans range from $50,000 to $10 million. We offer a broad range of financial products and services to meet our customers' needs, including access to sources of capital and creative financing solutions for our corporate and commercial customers.

            Our consumer lenders emphasize credit judgments that focus on a customer's debt obligations, ability and willingness to repay, and general economic trends.

            Net loans at March 31, 1994 were $46.7 billion, compared with $46.9 billion at December 31, 1993. Loans remained essentially flat since year-end 1993 due to the anticipated runoff of acquired loans and lower balances of mortgages held for sale. Commercial and consumer loan growth was strong in Florida and South Carolina, flat in North Carolina and Virginia, and down in Georgia, which reflected the acquisition-related runoff.

            The loan portfolio at March 31, 1994, was composed of 47 percent in commercial loans and 53 percent in consumer loans. The portfolio mix has not changed significantly from year-end 1993.

            Unused loan commitments related to commercial and consumer loans were $11.3 billion and $7.0 billion, respectively. Commercial and standby letters of credit were $1.5 billion.

            At March 31, 1994, loan participations sold to other lenders amounted to $1.3 billion and were recorded as a reduction of gross loans.

            The average rate earned on loans in the first quarter of 1994 was
            8.29 percent, compared with 8.80 percent in the first quarter of 1993. The average prime rate in the first quarter of 1994 was 6.02 percent, compared with 6.00 percent in the first quarter of 1993.

            The Asset Quality section provides information about geographic exposure in the loan portfolio and a loss-sharing arrangement with the Federal Deposit Insurance Corporation (FDIC) covering the Southeast Banks commercial and consumer loan portfolios acquired from the FDIC in 1991.

      Commercial Real Estate Loans
            Commercial real estate loans amounted to 16 percent of the total portfolio at March 31, 1994, and at December 31, 1993. This portfolio included commercial real estate mortgage loans of $5.8 billion at March 31, 1994, and at December 31, 1993. The Asset Quality section provides information related to geographic exposure.

      Highly Leveraged Transactions
            An HLT loan generally is defined as a loan amounting to more than $20 million involving a buyout, acquisition or recapitalization of an existing business, in which the loan substantially increases a company's leverage ratio. At March 31, 1994, outstanding HLT loans amounted to $700 million, compared with $786 million at December 31, 1993.

      ASSET QUALITY

            The following portion of the asset quality discussion is divided into two sections to reflect the loss-sharing arrangement between First Union and the FDIC in connection with the September 1991 Southeast Banks transaction.

            The first section relates to First Union's nonperforming assets, past due loans, net charge-offs and loan loss allowance, excluding those related to acquired Southeast Banks nonperforming assets. The acquired First American segregated assets discussed separately in previous reporting periods are no longer material for disclosure purposes and are included in the other assets caption in the balance sheet.

            The second section relates solely to the same categories mentioned above segregated for the acquired Southeast Banks loan portfolio. Certain ratios related to First Union's nonperforming assets and net charge-offs have been favorably affected because Southeast Banks segregated assets portfolios have not been included in the determination of these ratios.

            Under the terms of the loss-sharing arrangement, the FDIC reimburses First Union for 85 percent of any losses associated with the acquired Southeast Banks commercial and consumer loan portfolio, except revolving consumer credit, for which reimbursement declines five percent per year to 65 percent in 1996.

            The FDIC also provides virtually cost-free funding for the acquired Southeast Banks nonperforming assets. This was initially accomplished through five-year revolving notes issued by First Union. Since the first quarter of 1992, in accordance with the FDIC assistance agreements, the FDIC has been paying a market rate of interest on the amount of additions to Southeast Banks segregated assets.

      First Union Nonperforming Assets
            Nonperforming assets at March 31, 1994, declined 13 percent to $796 million, or 1.70 percent of net loans and foreclosed properties, compared with $916 million, or 1.95 percent, at December 31, 1993.

            The Quarterly Nonperforming Assets By Business Unit table provides additional information about nonperforming assets.


                        Quarterly Nonperforming Assets By Business Unit*

                        (Dollars in millions)    1Q94   4Q93  3Q93  2Q93  1Q93
                        Florida                  $325    347   471   529   575
                        North Carolina             64     81    92   103   112
                        Georgia                   119    134   223   208   152
                        Virginia                  118    161   184   180   181
                        South Carolina             41     43    51    57    42
                        Tennessee                  13     29    36    32    40
                        Maryland                   28     29    23    23    34
                        Washington, D.C.           17      9     8     7     9
                        Other units**              71     83   122   134   123
                          Total                  $796    916 1,210 1,273 1,268

                        * Excludes acquired Southeast Banks
                          segregated assets.
                       ** First Union Mortgage Corporation, First Union

                          Home Equity Corporation, Corporate Banking Group

                          and other units.

            Loans or properties of less than $5 million each made up 82 percent, or $655 million, of nonperforming assets at March 31, 1994. Of the rest:

            (diamond) 8 loans or properties between $5 million and $10 million each accounted for $53 million; and (diamond) 6 loans or properties over $10 million each accounted for $88 million.

            Seventy-six percent of nonperforming assets were collateralized by real estate at March 31, 1994, compared with 71 percent at year-end 1993.

      First Union Past Due Loans
            In addition to these nonperforming assets, at March 31, 1994, accruing loans 90 days past due were $80 million, compared with $71 million at December 31, 1993. Of these, $22 million were related to commercial and commercial real estate loans, compared with $20 million at December 31, 1993.


      First Union Net Charge-offs
            Annualized net charge-offs as a percentage of average net loans were .27 percent in the first quarter of 1994, compared with .61 percent in the first quarter of 1993. Table 10 provides information on net charge-offs by category.

      First Union Provision And Allowance For Loan Losses
            The loan loss provision was $25 million in the first quarter of 1994, compared with $60 million in the first quarter of 1993. The decrease in the loan loss provision was based primarily upon current economic conditions, lower levels of nonperforming assets, the maturity of the nonperforming assets portfolio, and current and projected lower levels of charge-offs.

            In addition, we establish reserves based upon various other factors, including the results of quantitative analyses of the quality of commercial loans and commercial real estate loans. Reserves for commercial and commercial real estate loans are based principally on loan grades, historical loss rates, borrowers' creditworthiness, underlying cash flows from the project itself and from borrowers, and analysis of other less quantifiable factors that might influence the portfolio. Reserves for consumer loans are based principally on delinquencies and historical loss rates. We analyze all loans in excess of $500,000 that are being monitored as potential credit problems to determine whether supplemental, specific reserves are necessary.

            For several quarters, the loan loss allowance as a percentage of net loans has declined and the allowance coverage of nonaccrual and restructured loans and nonperforming assets has increased, as indicated in Table 10. In the first quarter of 1994, this was primarily the result of growth in loans and a $472 million decline in nonperforming assets from March 31, 1993. These percentages exclude the acquired Southeast Banks segregated assets. The Southeast Banks Segregated Assets section provides information related to a separate $31 million allowance for losses on segregated assets.

      Southeast Banks Segregated Assets
            At March 31, 1994, acquired Southeast Banks segregated assets amounted to $338 million, or $307 million net of the $31 million allowance referred to above, compared with $380 million, or $347 million net of a $33 million allowance, at December 31, 1993. This segregated asset portfolio includes nonaccrual loans and foreclosed properties, net of the allowance for segregated assets as indicated in Table 12.

      Southeast Banks Past Due Loans
            Accruing loans 90 days past due included in the acquired Southeast Banks performing loan portfolio decreased 17 percent from $28 million at December 31, 1993, to $24 million at March 31, 1994. These loans are subject to the terms of the FDIC loss-sharing agreement.

      Southeast Banks Net Charge-offs
            Net charge-offs of $2 million, representing First Union's approximately 15 percent share of the losses on acquired Southeast Banks loans, were deducted from the allowance for segregated assets in the first quarter of 1994, compared with $3 million in the fourth quarter of 1993.

      Geographic Exposure
            The loan portfolio in the South Atlantic region of the United States is spread primarily across 58 metropolitan statistical areas with diverse economies. Washington, D.C.; Charlotte, North Carolina; Atlanta, Georgia; and Miami, Jacksonville, West Palm Beach and Tampa, Florida, are our largest markets, but no

                                         9
            individual metropolitan market contains more than 8 percent of the commercial loan portfolio.
            Substantially all of the $7.3 billion commercial real estate portfolio at March 31, 1994, was located in our banking region, which includes North Carolina, South Carolina, Georgia, Florida, Virginia, Maryland, Tennessee and Washington, D.C.

      CORE DEPOSITS

            Core deposits were $50.0 billion at March 31, 1994, compared with $50.9 billion at December 31, 1993. Core deposits include savings, negotiated order of withdrawal (NOW), money market and noninterest-bearing accounts, and other consumer time deposits.

            Average noninterest-bearing deposits were 20 percent of average core deposits in the first quarter of 1994, compared with 19 percent in the first quarter of 1993. The Net Interest Income Summaries provide additional information about average core deposits.

            The portion of core deposits in higher-rate, other consumer time deposits was 33 percent at March 31, 1994, and at year-end 1993. As market rates have declined, some customers have shifted their other consumer time deposits either into other deposit products or other investments. We expect declines in other consumer time deposit balances as long as rates stay at their current levels.

            Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal and are less expensive to process.

      PURCHASED FUNDS

            Purchased funds at March 31, 1994, were $12.1 billion, compared with $10.1 billion at year-end 1993. We purchase funds primarily to fund short-term investments that have attractive yields. Primarily, we fund these investments with federal funds, securities sold under repurchase agreements, and eurodollar time deposits.

            Average purchased funds in the first quarter of 1994 were $10.9 billion, an increase of 20 percent from the first quarter of 1993.


      LONG-TERM DEBT

            Long-term debt was 60 percent of total stockholders' equity at March 31, 1994, compared with 59 percent at December 31, 1993.

            During the first quarter of 1994, we issued $150 million of 15-year, 6.375 percent subordinated debt. Proceeds from this debt issue were designated for general corporate purposes.

            Under a shelf registration statement filed with the Securities and Exchange Commission, we currently have available for issuance $650 million of senior or

                                       10

            subordinated debt securities. The sale of any additional debt securities will depend on future market conditions, funding needs and other factors.

      Debt Obligations
            We have a $300 million committed back-up line of credit that expires in June 1994, which we are negotiating to replace. The current credit facility contains financial covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. We expect the new credit facility also will contain financial covenants. First Union is currently in compliance with these requirements and has not used this line of credit.

            In 1994, $57 million of long-term debt will mature. Maturing in 1995 is $211 million, and in 1996, $541 million, which includes notes payable to the FDIC of $225 million at March 31, 1994. We expect the notes payable to the FDIC will decrease over the remaining period ending in September 1996 through cash flows generated by the acquired loans, the sale of the Southeast Banks segregated assets and FDIC reimbursements.

            The Asset Quality section provides additional information related to the funding of the segregated assets.

      STOCKHOLDERS' EQUITY

            At March 31, 1994, common stockholders' equity was $5.03 billion, a two percent increase from $4.92 billion at December 31, 1993. Total stockholders' equity was $5.28 billion, compared with $5.21 billion at year-end 1993. The increase in equity since year-end 1993 was primarily the result of retained earnings and capital raised through the dividend reinvestment and employee stock option and purchase plans, net of a $42 million unrealized loss related to debt and equity securities and $46 million paid for the purchase in the open market of 1.1 million shares of common stock and cancellation of such shares. In April 1994 we repurchased and cancelled an additional 897,000 common stock at a cost of $37 million.

            Series 1990 preferred stock cash dividends of 7.25 percent per annum were paid for the quarter ended March 31, 1994. We paid $74 million in dividends to preferred and common stockholders in the first quarter of 1994.

      Subsidiary Dividends
            Our banking subsidiaries are the largest source of parent company dividends. Capital requirements established by regulators limit dividends that these and certain other of our subsidiaries can pay. The Comptroller of the Currency (OCC) generally limits a national bank's dividends in two principal ways: first, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of a bank's allowance for loan losses; and second, in any year dividends may not exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus.

            Under these and other limitations, our subsidiaries had $452 million available for dividends at March 31, 1994. Our subsidiaries paid $25 million in dividends to the corporation during the first quarter of 1994.
                                          11

      Risk-Based Capital
            The minimum requirement for the ratio of total capital to risk-weighted assets (including certain off-balance-sheet activities, such as standby letters of credit and interest rate swaps) is currently 8 percent. At least half of the total capital is to be composed of common equity, retained earnings and a limited amount of qualifying preferred stock, less certain intangible assets (tier 1 capital). The rest may consist of a limited amount of subordinated debt, nonqualifying preferred stock and a limited amount of the loan loss allowance (together with tier 1 capital, total capital).

            At March 31, 1994, the corporation's tier 1 and total capital ratios were 9.36 percent and 15.15 percent, respectively.

            In addition, the Federal Reserve Board has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets equal to 3 percent for bank holding companies that meet specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio from at least 4 to 5 percent. The corporation's leverage ratio at March 31, 1994, was 6.57 percent.

            The requirements also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board also has indicated it will continue to consider a tangible tier 1 leverage ratio (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised us of any specific minimum leverage ratio applicable to us.

            Each subsidiary bank is subject to similar capital requirements adopted by the OCC. Each subsidiary bank listed in Table 18 had a leverage ratio in excess of 5.58 percent at March 31, 1994. None of our subsidiary banks has been advised of any specific minimum capital ratios applicable to it.

            The regulatory agencies also have adopted regulations establishing capital tiers for banks. Banks in the highest capital tier, or "well capitalized," must have a leverage ratio of 5 percent, a tier 1 capital ratio of 6 percent and a total capital ratio of 10 percent.

            At March 31, 1994, the subsidiary national banks listed in Table 18 met the capital and leverage ratio requirements for well capitalized banks. We expect to maintain these banks' ratios at the required levels by the retention of earnings and, if necessary, the issuance of additional capital.


            Failure to meet certain capital ratio or leverage ratio requirements could subject a bank to a variety of enforcement remedies, including termination of deposit insurance by the FDIC.

            The Accounting and Regulatory Matters section provides more information about proposed changes in risk-based capital standards.

                                        12

      INTEREST RATE RISK MANAGEMENT

            Managing interest rate risk is fundamental to banking. Banking institutions manage the inherently different maturity and repricing characteristics of the lending and deposit-taking lines of business to achieve a desired interest rate sensitivity position and to limit exposure to interest rate risk. Our inherent maturity and repricing characteristics of lending and deposit activities create a naturally asset-sensitive structure. By using a combination of on- and off-balance sheet financial instruments we manage interest rate sensitivity within our established policy guidelines.

            The Financial Management Committee of the corporation's board of directors reviews the corporation's overall interest rate risk management activity. The Funds Management Committee, which includes the chief executive officer, president, and senior executives from our Capital Markets Group, credit and finance areas, oversees the interest rate risk management process and approves policy guidelines. Funds Management personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows and make adjustments within established policy guidelines.

            We believe that interest rate risk is best measured by the amount of earnings per share at risk given specified changes in interest rates. We have been modeling interest rate sensitivity since the early 1970s. The model captures all earning assets, interest-bearing liabilities and all off-balance sheet financial instruments and combines the various factors affecting rate sensitivity into an earnings outlook that incorporates our view of the short-term interest rate environment most likely over the next 24 months. The Funds Management Committee reviews and continuously updates the underlying assumptions included in the earnings simulation model.

            Our interest rate sensitivity analysis is based on multiple interest rate scenarios, projected changes in balance sheet categories and other relevant assumptions. Changes in management's outlook and other market factors may cause actual results to differ from our current simulated outlook.

            We believe our earnings simulation model is a more relevant depiction of interest rate risk than traditional gap tables because it captures multiple effects excluded in less sophisticated presentations, and it includes significant variables that we identify as being affected by interest rates. For example our model captures rate of change differentials, such as federal funds rates versus savings account rates; maturity effects, such as calls on securities; and rate barrier effects, such as caps and floors on loans. It also captures changing balance sheet levels, such as loans and investment securities; and floating rate loans that may be tied or related to prime, LIBOR, CD rates, treasury notes, federal funds or other rate indices, which do not necessarily move identically as short-term rates change. In addition it captures leads and lags that occur in long-term rates as short-term rates move away from current levels; and the effects of prepayment volatility on various fixed rate assets such as residential mortgages, mortgage-backed securities and consumer loans. These and certain other effects are evaluated in developing the multiple scenarios from which sensitivity of earnings to changes in interest rates is determined.

                                            13

            We determine sensitivity of earnings to changes in interest rates by assessing the impact on net income in multiple rising and falling interest rate scenarios. The model is updated at least monthly and more often if desired.

            We use three scenarios in analyzing interest rate sensitivity. The base line scenario is our estimated most likely path for future short-term interest rates for the next 24 months. The base line scenario assumes rising federal funds rates over the next 24 months. The "high rate" and "low rate" scenarios assume 100 basis point shifts from the base line scenario in the federal funds rate by the fourth succeeding month and remain 100 basis points higher or lower through the twenty-fourth month. Additionally, other scenarios are reviewed monthly to examine the effects of different interest rate movements.

            We determine interest rate sensitivity by the change in earnings per share between the three scenarios over a 12-month policy measurement period. The earnings per share as calculated by the earnings simulation model under the base line scenario becomes the standard. The measurement of interest rate sensitivity is the percentage change in earnings per share calculated by the model under high rate versus base-line and under low rate versus base-line. The policy measurement period begins with the fourth month forward and ends with the fifteenth month (i.e., the twelve-month period.) The scenarios do not include the adjustments that management would make as rate expectations change.

            Our policy limit for the maximum negative impact on earnings per share resulting from either the high rate or low rate scenario is 5 percent. Based upon the April 1994 outlook, if interest rates were to rise to follow the high rate scenario, which means a full 100 basis point increase over the base line (already a rising rate scenario), then earnings during the policy measurement period would be negatively affected by 2.9 percent (assuming management took no actions.)

            Off-Balance Sheet Derivatives For Interest Rate Risk Management
            As part of our overall interest rate risk management strategy, for many years we have used off-balance sheet derivatives as a cost- and capital-efficient way to modify the repricing or maturity characteristics of on-balance sheet assets and liabilities. Our off-balance sheet derivative transactions used for interest rate sensitivity management include swaps, futures and options with indices that directly relate to the pricing of specific core assets and liabilities of the corporation. We believe there is minimal risk that the derivatives used for rate sensitivity management will have any significant unintended effect on corporate earnings.

            As a result of interest rate fluctuations, derivatives will from time to time develop unrealized appreciation or depreciation in market values as compared with their cost. If the derivatives are directly linked to specific assets and liabilities of the organization, then there will generally be offsetting unrealized appreciation and depreciation on the corporate balance sheet.

            Our asset sensitivity arises naturally primarily because the repricing characteristics of the large core deposit base have a positive effect on earnings in a rising rate environment and a negative effect on earnings in a falling rate environment. We use the traditional investment portfolio as well as off-balance sheet derivative instruments to neutralize this natural asset sensitivity of the corporation. This is accomplished primarily by holding fixed rate debt instruments in the securities

                                        14
            portfolio or
            by adding off-balance sheet "asset proxies." These "asset proxies" consist of interest rate swaps that convert floating rate assets (primarily variable rate loans) into fixed rate assets. The combination of securities and interest rate swaps enables us to achieve a desired level of interest rate sensitivity.

            Another common application of derivatives in managing the corporation's interest rate risk is the use of interest rate swaps to convert fixed rate debt into floating rate debt. This is accomplished by entering into interest rate swap contracts to receive a fixed rate of interest to the contractual maturity of the debt issued and pay a variable rate, usually six-month LIBOR. These "liability swaps" leave rate sensitivity unchanged, whereas the fixed-rate debt issuance alone would have increased asset sensitivity or reduced liability sensitivity. The combination of the "liability swaps" and debt produces the desired LIBOR-based floating rate funding regardless of changes in interest rates.

            As interest rates move higher, the market value of both categories of interest rate swaps will decline. In the example of swaps used as "asset proxies," the market value decline will be somewhat offset by a gain in value of the corporation's core deposits. For "liability swaps," the market value decline would be closely offset by appreciation in the market value of the fixed rate debt on the balance sheet to which the swaps are directly linked.

            The important consideration is not the shifting of unrealized appreciation or depreciation between and among on- and off-balance sheet instruments, but the prudent management of interest rate sensitivity so the corporate earnings are not at risk as interest rates move up or down.

            The notional amount of off-balance sheet derivative financial instruments used to manage our interest rate risk sensitivity amounted to $42.6 billion at March 31, 1994, compared to $48.8 billion at December 31, 1993. The related fair value of the off-balance sheet derivative financial instruments was $18 million at March 31, 1994, and $369 million at December 31, 1993. The increased contribution to net interest income in a higher interest rate environment from on-balance sheet assets and liabilities is expected to substantially offset the potential negative impact on net interest income reflected by the decline in market value of these instruments.

            Although off-balance sheet derivative financial instruments do not expose the corporation to credit risk equal to the notional amount, we are exposed to credit risk equal to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. We minimize the credit risk in these instruments by dealing only with high quality counterparties. Each transaction is specifically approved for applicable credit exposure.

            In addition, our policy is to require all caps, floors, swaps and swaptions be governed by an International Swap Dealers Association Master Agreement and be subject to bilateral collateral arrangements.

            Collateral for these transactions is delivered by either party when the credit risk associated with a particular transaction, or group of transactions to the extent netting exists, exceeds acceptable thresholds of credit risk. Thresholds are determined based on the strength of the individual counterparty and are bilateral. As of March 31, 1994, the total credit risk in excess of thresholds was $124 million.
                                         15

            The fair value of collateral held was 96 percent of the total credit risk in excess of thresholds.

      LIQUIDITY
            We manage liquidity -- the ability to raise funds primarily through deposits, purchased funds or the issuance of debt or capital -- through the selection of the asset mix and the maturity mix of liabilities.

            As part of this process, we continually evaluate funding needs and alternatives. For example, for some time we have focused efforts in our large branch network toward raising more deposits. This reduces dependency on national market sources to help meet funding requirements. In addition, acquired bank and savings bank deposits have enhanced overall liquidity.

            We use these deposits and other funding sources to fund loans and investments, meet deposit withdrawals and maintain reserve requirements.

            Net cash provided from operations primarily results from net income adjusted for the following noncash accounting items: the provisions for loan losses and foreclosed properties; and depreciation and amortization. These items amounted to $106 million in the first quarter of 1994, compared with $152 million in the first quarter of 1993. This cash was available to increase earning assets, to reduce borrowings by $32 million and to pay dividends of $74 million.

            Several off-balance sheet assets could be used to increase liquidity and provide additional financial flexibility. These include a mortgage servicing portfolio with an estimated fair value of $255 million over book value at March 31, 1994.


      ACCOUNTING AND REGULATORY MATTERS

            The Financial Accounting Standards Board (FASB) has issued Standard No. 112, "Employers' Accounting for Postemployment Benefits", which requires accrual of a liability for all types of benefits paid to former or inactive employees after employment but before retirement. The company adopted this accounting standard beginning January 1, 1994. Benefits subject to this accounting pronouncement include salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits (including workers' compensation), job training and counseling, and continuation of such benefits as health care and life insurance coverage. The cumulative effect of initially applying this new accounting standard in 1994 will be approximately $14 million. The recurring reduction of income before income taxes is expected to be immaterial.

            The FASB also has issued Standard No. 114, "Accounting by Creditors for Impairment of a Loan", which requires that all creditors value all specifically reviewed loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement at the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate. We estimate the initial application of this accounting standard will not require an increase to the existing allowance for loan losses. The
                                        16
            periodic effect on net income has not been fully determined.
            This Standard is required for fiscal years beginning after December 15, 1994. The FASB has issued an exposure draft, "Accounting by Creditors for Impairment of a Loan--Income Recognition", that would amend FASB Statement No. 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and by requiring additional disclosures about how a creditor recognizes interest income related to impaired loans. This proposed Statement would be effective upon issuance.

            The FASB also issued Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities", that requires that debt and equity securities held: (i) to maturity be classified as such and reported at amortized cost; (ii) for current resale be classified as trading securities and reported at fair value, with unrealized gains and losses included in current earnings; and
            (iii) for any other purpose be classified as securities available for sale and reported at fair value, with unrealized gains and losses excluded from current earnings and reported as a separate component of stockholders' equity. It is required for fiscal years beginning after December 15, 1993. The effect of the foregoing would be to cause fluctuations in stockholders' equity based on changes in values of debt and equity securities. More information related to the adoption of this Standard is included in the Securities Available For Sale section.

            The FASB has issued an exposure draft, "Accounting for Stock-based Compensation", that proposes that the fair value of an award of equity instruments to employees be recognized as additional equity at the date the award is granted. Amounts attributable to future service would be recognized as an asset and amortized to personnel expense over the period of employee service. If the award is for past services, personnel expense would be charged in the period in which the award is granted. Pro forma disclosure of the effects on net income and income per share for awards granted after December 31, 1993, would be required. The actual fair value adjustments to net income would be effective for awards granted after December 31, 1996. The effect of the provisions of this proposed accounting standard on net income and total stockholders' equity would depend upon the nature of stock-based compensation, if any, awarded by the corporation in future years.

            The FASB has also issued an exposure draft, "Accounting for the Impairment of Long-Lived Assets", that proposes accounting for the impairment of long-lived assets, identifiable intangibles and goodwill related to those assets. It would require the carrying amount of impaired assets be reduced to fair value. An entity would estimate the future cash flows expected to result from the use of an asset and its eventual disposition. If the sum of the expected future net cash flows (undiscounted and without interest charges) is less that the carrying amount of the asset, an impairment loss would be recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use would be based on the fair value of the asset. Long-lived assets and identifiable intangibles to be disposed of would be reported at the lower of cost or fair value less cost to sell, except for certain assets, which in accordance with current accounting pronouncements, will continue to be reported at the lower of cost or net realizable value. This proposed statement also would require a rate-regulated enterprise to recognize an impairment for the amount of costs excluded when a regulator excludes all or part of a cost from the enterprise's rate base. This proposed

                                          17
            statement would be effective for financial statements issued for fiscal years beginning after December 15, 1994.
            The FASB has also issued an exposure draft, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments". This proposed statement would require improved disclosures about derivative financial instruments -- futures, forward, swap or option contracts, or other financial instruments with similar characteristics. It would also amend existing requirements of FASB Statement No.105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentration of Credit Risk, and FASB Statement No.107, Disclosures about Fair Value of Financial Instruments. It would require that a distinction be made between financial instruments held or issued for the purposes of trading or other than trading. For derivative financial instruments held or issued for trading, this proposed Statement would require disclosure of average, maximum and minimum aggregate fair values and of net trading gains or losses. For derivative financial instruments held or issued for purposes other than trading, it would require disclosure about those purposes, about how the instruments are reported in financial statements, and, if the purpose is hedging anticipated transactions, about the anticipated transactions, the amounts of hedging gains and losses deferred, and the transactions or other events that result in recognition of the deferred gains or losses in income. The proposed Statement would encourage, but not require, quantitative information about interest rate or other market risks of derivative financial instruments, and also of other assets and liabilities, that is consistent with the way the entity manages or adjusts risks and that is useful for comparing the results of applying the entity's strategies to its objectives for holding or issuing the derivative financial instruments. The proposed Statement would be effective for financial statements issued for fiscal years ending after December 15, 1995.


            The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), among other provisions, imposes liability on a bank insured by the FDIC for certain obligations to the FDIC incurred in connection with other insured banks under common control.

            The Federal Deposit Insurance Corporation Improvement Act also requires a revision of risk-based capital standards. The new standards are required to incorporate interest rate risk, concentration of credit risk and the risks of nontraditional activities and to reflect the actual performance and expected risk of loss of multifamily mortgages.The Risk-Based Capital section provides more information on risk assessment classifications.

            Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.

            Various other legislative proposals concerning the banking industry are pending in Congress. Given the uncertainty of the legislative process, we cannot assess the impact of any such legislation on our financial condition or results of operations.


                                           18


Table 1

CONSOLIDATED SUMMARIES OF INCOME AND PER SHARE DATA

                                       Twelve
                                       Months               1994                                  1993
                                       Ended
                                      March 31,             First          Fourth          Third         Second          First
(In thousands except per share data)      1994              Quarter        Quarter        Quarter        Quarter        Quarter

CONSOLIDATED SUMMARIES
    OF INCOME
Interest income*                     $ 4,719,523           1,186,412      1,196,674      1,199,264      1,137,173     1,123,989
Interest expense                       1,798,875             436,003        463,394        470,491        428,987       427,567

Net interest income*                   2,920,648             750,409        733,280        728,773        708,186       696,422
Provision for loan losses                186,424              25,000         49,973         50,001         61,450        60,329
Net interest income after
        provision for loan losses*     2,734,224             725,409        683,307        678,772        646,736       636,093
Securities available for sale
        transactions                      12,751               4,300          2,804          4,142          1,505        17,316
Investment security transactions           8,050                 615          3,049            815          3,571             -
Noninterest income                     1,186,862             275,781        317,727        287,998        305,356       254,005
Noninterest expense                    2,583,193             639,841        687,922        664,388        591,042       578,295

Income before income taxes*            1,358,694             366,264        318,965        307,339        366,126       329,119
Income taxes                             418,221             120,001         98,469         84,286        115,465       105,040
Tax-equivalent adjustment                100,485              23,804         25,153         27,638         23,890        24,087

Net income                               839,988             222,459        195,343        195,415        226,771       199,992
Dividends on preferred stock              23,622               5,726          5,489          6,240          6,167         7,004
Net income applicable to
        common stockholders          $   816,366             216,733        189,854        189,175        220,604       192,988

PER COMMON SHARE DATA
Net income                           $      4.83                1.27           1.12           1.12           1.32          1.17
Average common shares                          -         170,314,176    169,981,393    168,540,736    166,972,413   165,272,415
Average common
        stockholders' equity**
              Quarter-to-date        $         -           5,012,086      4,843,889      4,657,544      4,439,393     4,251,677
              Year-to-date                     -           5,012,086      4,550,048      4,451,024      4,346,054     4,251,677
Common stock price
        High                              51 1/2              43 3/4         48 1/8         49 5/8         51 1/2        50 7/8
        Low                               37 7/8              39 3/4         37 7/8         43 1/2             40        42 1/4
        Period-end                   $    41 5/8              41 5/8         41 1/4         47 5/8         48 1/2        47 3/4
                To earnings ratio***        8.62 X              8.62           8.72          13.01          13.86         16.08
                To book value                140 %               140            143            169            178           182
Cash dividends                       $      1.55                 .40            .40            .40            .35           .35
Book value**                         $     29.71               29.71          28.90          28.14          27.27         26.23

PER PREFERRED SHARE DATA
Series 1990 preferred stock price
        High                         $    55 1/2              53 7/8         53 7/8         55 1/2         55 1/8        55 3/8
        Low                                   52              52 1/8             52         53 1/4         53 1/8            53
        Period-end                        52 1/8              52 1/8         52 3/8         53 1/2         54 7/8            53
Cash dividends                       $    3.7376               .9063          .8688          .9875          .9750        1.0563
Dividend rate                               7.48 %              7.25           6.95           7.90           7.80          8.45


  *Tax-equivalent.

 **Quarter-to-date and year-to-date average common stockholders' equity excludes average net unrealized gains on debt and equity securities of $46,966,000. The determination of book value excludes a net unrealized loss on debt and equity securities of $41,826,000 in the first quarter of 1994.

***Based on net income applicable to common stockholders.

Table 2

NONINTEREST INCOME

                                                 Twelve
                                                 Months        1994                         1993
                                                  Ended
                                                March 31,      First       Fourth       Third      Second      First
(In thousands)                                    1994         Quarter      Quarter     Quarter     Quarter    Quarter


Trading account profits                        $    44,691        7,323      21,413       5,814      10,141      5,639
Service charges on deposit accounts                431,095      108,022     114,016     111,163      97,894     97,212
Mortgage banking income                            119,541       19,421      30,325      34,444      35,351     38,488
Capital management income                          202,429       50,949      49,383      50,283      51,814     50,395
Securities available for sale transactions          12,751        4,300       2,804       4,142       1,505     17,316
Investment security transactions                     8,050          615       3,049         815       3,571          -
Merchant discounts                                  55,653       14,361      14,485      13,600      13,207     14,440
Insurance commissions                               43,601        9,990      10,825      11,138      11,648     10,265
Sundry income                                      289,852       65,715      77,280      61,556      85,301     37,566

                      Total                    $ 1,207,663      280,696     323,580     292,955     310,432    271,321




Table 3
NONINTEREST EXPENSE



                                                    Twelve
                                                    Months         1994                         1993
                                                     Ended
                                                 March 31,        First      Fourth       Third      Second      First
(In thousands)                                        1994      Quarter     Quarter     Quarter     Quarter    Quarter
Personnel expense
        Salaries                               $   963,609      244,254     257,418     243,871     218,066    219,054
        Other benefits                             230,233       65,386      56,117      57,253      51,477     52,643

                      Total                      1,193,842      309,640     313,535     301,124     269,543    271,697
Occupancy                                          237,708       60,391      63,402      62,085      51,830     51,801
Equipment rentals, depreciation
        and maintenance                            200,646       56,700      51,975      49,994      41,977     45,643
Advertising                                         26,645        8,622       3,707       6,855       7,461      4,518
Telephone                                           55,427       14,678      14,499      14,774      11,476     12,274
Travel                                              45,535       12,076      13,671       9,952       9,836      8,871
Postage                                             41,465       11,908      10,225      10,175       9,157      9,981
Printing and office supplies                        57,335       13,374      16,958      13,461      13,542      9,343
FDIC insurance                                     119,962       29,939      30,798      30,715      28,510     28,406
Other insurance                                     17,313        3,715       4,785       4,872       3,941      4,635
Professional fees                                   51,791       10,908      17,278      13,570      10,035     11,368
Data processing                                     40,501        5,236      14,453      14,909       5,903      6,175
Owned real estate expense                           36,106        5,296      15,252       5,049      10,509      9,823
Mortgage servicing amortization                     82,002        8,326      10,032      32,737      30,907     33,266
Other amortization                                 106,687       28,052      28,643      28,635      21,357     21,510
Sundry                                             270,228       60,980      78,709      65,481      65,058     48,984

                      Total                    $ 2,583,193      639,841     687,922     664,388     591,042    578,295

Table 4

INTERNAL CAPITAL GROWTH AND DIVIDEND PAYOUT RATIOS



                                                     1994                      1993

                                                    First       Fourth     Third     Second     First
                                                   Quarter     Quarter    Quarter    Quarter   Quarter


INTERNAL CAPITAL GROWTH*

        Assets to stockholders' equity (a)           13.28 X     14.08     14.46     13.83     13.89
                          X
        Return on assets                              1.28 %      1.07      1.08      1.39      1.28

        Return on total stockholders' equity (a)     17.03 %     15.11     15.69     19.22     17.83
                          X
        Earnings retained                            66.79 %     62.34     62.22     71.57     71.56

        Internal capital growth (a)                  11.38 %      9.42      9.76     13.76     12.76

DIVIDEND PAYOUT RATIO ON

        Common shares                                31.50 %     35.71     35.73     26.52     29.91

        Preferred and common shares                  33.21 %     37.66     37.78     28.43     28.44

Return on common stockholders' equity** (a)          17.54 %     15.55     16.11     19.93     18.41


(a) The determination of these ratios exclude average net unrealized gains on debt and equity securities of $46,966,000 in the first quarter of 1994.
 * Based on average balances and net income.
** Based on average balances and net income applicable to common stockholders.

Table 5
SELECTED QUARTERLY DATA



                                             1994                                    1993
                                             First         Fourth          Third          Second          First
(Dollars in thousands)                      Quarter       Quarter         Quarter         Quarter        Quarter


MORTGAGE LOAN PORTFOLIO
        PERMANENT LOAN ORIGINATIONS
                  Residential
                          Direct        $   509,458      1,099,079        935,103         870,479        796,815
                          Wholesale         424,460        655,452        477,660         818,478        479,865

                               Total        933,918      1,754,531      1,412,763       1,688,957      1,276,680
                  Income property            51,446        111,332         47,984          47,772         41,436

                               Total    $   985,364      1,865,863      1,460,747       1,736,729      1,318,116

        VOLUME OF LOANS SERVICED
                  Residential           $32,178,000     32,786,000     34,833,000      36,461,000     34,156,000
                  Income property         1,884,000      1,972,000      2,068,000       2,035,000      1,954,000

                               Total    $34,062,000     34,758,000     36,901,000      38,496,000     36,110,000

NUMBER OF OFFICES
        Banking
                  North Carolina                272            266            269             269            269
                  South Carolina                 67             67             65              65             65
                  Georgia                       161            163            165             191            142
                  Florida                       485            488            458             451            454
                  Washington, D.C.               30             30             40              36              5
                  Maryland                       32             32             55              54             10
                  Tennessee                      64             63             63              67             68
                  Virginia                      197            193            258             260            182
                  Foreign                         2              1              1               1              2

                     Total banking offices    1,310          1,303          1,374           1,394          1,197
        Savings banks                             -              -              -              41             43
        Home equity lending                     164            151            146             139            132
        Mortgage banking                         24             53             53              57             70
        Other                                    18             18             19              36             36

                       Total offices          1,516          1,525          1,592           1,667          1,478

OTHER DATA
        ATMs                                  1,180          1,189          1,205           1,266          1,031
        Employees                            31,670         32,861         32,709          32,184         28,672

Table 6
GROWTH THROUGH ACQUISITIONS


                                                                          Loans,                        Stockholders'      Net
(In thousands)                                    Assets                   net            Deposits        Equity         Income

December 31, 1987, as reported             $   27,629,481                 15,388,490     17,425,316      1,794,405       283,122
Pooling of interests acquisitions              10,904,462                  8,089,149      8,492,443        635,739        86,588

December 31, 1987, as restated                 38,533,943                 23,477,639     25,917,759      2,430,144       396,710

1988 acquisition                                  939,454                    498,578        871,281
Growth in operations                            1,973,349                  4,155,409      2,691,528

December 31, 1988, as reported                 41,446,746                 28,131,626     29,480,568

Growth in operations                            4,060,101                  3,469,150      2,051,202

December 31, 1989, as reported                 45,506,847                 31,600,776     31,531,770

1990 acquisition                                7,946,973                  4,174,478      5,727,330
Growth in operations                            1,134,590                    275,465        935,168

December 31, 1990, as reported                 54,588,410                 36,050,719     38,194,268

1991 acquisitions                              12,322,456                  7,025,621      9,921,421
Growth (reduction) in operations               (7,637,689)                (1,692,760)      (939,466)

December 31, 1991, as reported                 59,273,177                 41,383,580     47,176,223

1992 acquisitions                               3,739,039                  1,773,797       3,645,316
Growth (reduction) in operations                  815,815                 (1,233,610)     (1,670,574)

December 31, 1992, as reported                 63,828,031                 41,923,767     49,150,965

1993 acquisitions                               7,785,479                  4,380,362      6,302,873
Growth (reduction) in operations                 (826,541)                   572,048     (1,711,427)

December 31, 1993, as reported                 70,786,969                 46,876,177     53,742,411

Growth in operations                            1,461,404                   (143,753)    (1,654,620)

March 31, 1994, as reported               $    72,248,373                 46,732,424     52,087,791


    Major acquisitions (those greater than $1.0 billion in acquired assets and/or deposits) include Florida Commercial Banks, Inc. in 1988; Florida National Banks of Florida, Inc. in 1990; and the Florida Federal Savings, FSB and Southeast Banks transactions in 1991; the Flagler Savings & Loan Association transaction and PSFS Thrift Holding Company acquisition in 1992; the pooling of interests acquisitions of South Carolina Federal Corporation, DFSoutheastern, Inc. and Dominion Bankshares Corporation in 1993; and the Georgia Federal Bank, FSB and First American Metro Corp. purchase acquisitions in 1993. Stockholders' equity includes public offerings of common stock amounting to $234,934,000 in 1991 and $330,045,000 in 1992.

Table 7
SECURITIES AVAILABLE FOR SALE



                                                                           March 31, 1994
                                                                                                                            Average
                                  1 Year        1-5        5-10      After 10                 Gross Unrealized   Amortized Maturity
(In thousands)                   or Less       Years       Years       Years       Total      Gains     Losses     Cost    in Years
MARKET VALUE
   U.S. Treasury        $        4,335,331   1,241,742           -         -     5,577,073     (542)    47,624    5,624,155   1.18
   U.S. Government agencies         13,303   1,188,579   1,835,818       567     3,038,267   (1,125)    70,043    3,107,185   5.62
   CMOs                            352,282   1,785,720           -         -     2,138,002   (8,726)    17,403    2,146,679   2.00
   Other                           343,394   1,329,215      53,386   186,568     1,912,563  (73,974)    15,022    1,853,611   2.95

         Total          $        5,044,310   5,545,256   1,889,204   187,135    12,665,905  (84,367)   150,092   12,731,630   2.66

MARKET VALUE
   Debt securities      $        5,044,310   5,545,256   1,889,204     1,095    12,479,865  (41,941)   149,019   12,586,943
   Sundry securities                     -           -           -   186,040       186,040  (42,426)     1,073      144,687

         Total          $        5,044,310   5,545,256   1,889,204   187,135    12,665,905  (84,367)   150,092   12,731,630

AMORTIZED COST
   Debt securities      $        5,039,514   5,587,545   1,952,007     7,877    12,586,943
   Sundry securities                     -           -           -   144,687       144,687

        Total           $        5,039,514   5,587,545   1,952,007   152,564    12,731,630

WEIGHTED AVERAGE YIELD
   U.S. Treasury                     4.09 %       5.37           -         -          4.38
   U.S. Government agencies          4.43         6.54        5.83      6.53          6.10
   CMOs                               5.16        5.34           -         -          5.32
   Other                              7.17        7.70        6.37      2.83          7.16
   Consolidated                      4.37 %       6.16        5.85      2.85          5.36

    Included in "Other" at March 31, 1994, are $ 1,357,553,000 of securities that are denominated in currencies other than the U.S. dollar. The currency exchange rates were hedged to minimize the exposure to currency revaluation risks. At March 31, 1994, these securities had a weighted average maturity of
3.07 years and a weighted average yield of 7.41 percent. The weighted average U.S. equivalent yield of these securities was 5.13 percent based on a weighted average interest differential of (2.28) percent due to the hedging of the foreign currency exchange rates.

    Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at March 31, 1994. Average maturity in years excludes preferred and common stocks and money market funds.

    Weighted average yields are based on amortized cost. Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis.
They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; a North Carolina state tax rate of 7.8275 percent, a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent; a Maryland state tax rate of 7 percent; and a Washington, D.C. tax rate of 10.25 percent, respectively.

    Securities available for sale at March 31, 1994, do not include commitments to purchase $77,828,000 of additional securities that at March 31, 1994 had a market value of $77,818,000 . Securities available for sale at March 31, 1994, include the carrying value of $478,522,000 of securities which have been sold for future settlement. Gains and losses from sales are accounted for on a trade date basis. Gross gains and losses realized on the sale of debt securities in 1994, were $12,028,000 and $11,500,000, respectively, and on sundry securities gross gains realized were $3,772,000 .

Table 8
INVESTMENT SECURITIES


                                                                         March 31, 1994

                                                                                                                            Average
                                    1 Year          1-5     5-10    After 10               Gross Unrealized      Market     Maturity
(In thousands)                      or Less        Years   Years      Years       Total     Gains    Losses       Value     in Years


CARRYING VALUE
     U.S. Government agencies      $    9,930     981,624    60,181         -    1,051,735   26,095   (4,810)   1,073,020   3.00
     State, county and municipal      102,852     480,451   240,369   471,629    1,295,301  127,887   (1,781)   1,421,407   5.93
     Other                                6         3,077     6,194   183,334      192,611    9,700     (2)       202,309    .58

             Total      $           112,788    1,465,152   306,744   654,963      2,539,647  163,682   (6,593)   2,696,736  4.46

CARRYING VALUE
     Debt securities      $         112,788     1,465,152   306,744   559,448    2,444,132  163,682   (6,593)     2,601,221
     Sundry securities                    -           -         -      95,515       95,515        -        -         95,515

             Total      $           112,788     1,465,152   306,744   654,963    2,539,647  163,682   (6,593)     2,696,736

MARKET VALUE
       Debt securities      $       116,102     1,515,305   327,317   642,497    2,601,221
       Sundry securities                  -           -         -    95,515       95,515

             Total      $           116,102     1,515,305   327,317   738,012    2,696,736

WEIGHTED AVERAGE YIELD
       U.S. Government agencies         8.64 %     7.92      6.64         -         7.86
       State, county and municipal     11.49      11.29     11.44     12.24        11.68
       Other                              -        5.71      7.42      8.01         7.96
       Consolidated                  11.24 %       9.02     10.42     11.06         9.81


    Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at March 31, 1994. Average maturity in years excludes preferred and common stocks and money market funds.

    Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; a North Carolina state tax rate of 7.8275 percent; a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent; a Maryland state tax rate of 7 percent; and a Washington, D.C. tax rate of 10.25 percent, respectively.

    Investment securities do not include commitments to purchase $462,661,000 of additional securities that at March 31, 1994 had a market value of $463,048,000. Gross gains and losses from sales of investment securities are accounted for on a trade date basis. Gross gains realized on the sale of debt securities for the three months ended March 31, 1994 were $615,000 and there were no gross gains or losses on sundry securities.

Table 9
LOANS*



                                                   1994                            1993
                                                   First           Fourth          Third         Second         First
(In thousands)                                    Quarter          Quarter        Quarter        Quarter        Quarter


FIRST UNION CORPORATION
COMMERCIAL
          Commercial, financial and agricultural
                  Taxable                       $ 12,630,234     12,509,283     12,318,117     11,817,755     10,485,623
                  Non-taxable                        701,791        724,442        729,685        749,008        695,290

                      Total commercial, financial
                              and agricultural    13,332,025     13,233,725     13,047,802     12,566,763     11,180,913
          Real estate - construction and other     1,572,105      1,664,694      1,749,011      1,839,204      1,864,478
          Real estate - mortgage                   5,761,598      5,834,894      5,792,923      5,914,869      5,434,642
          Lease financing                            916,068        962,599        875,536        776,993        783,558
          Foreign                                    384,740        304,267        278,666        237,471        259,629

                      Total commercial            21,966,536     22,000,179     21,743,938     21,335,300     19,523,220

RETAIL
          Real estate - mortgage                  13,401,838     13,318,058     12,877,141     12,955,846     10,366,087
          Installment loans to individuals        11,690,649     11,891,999     11,924,617     11,912,721     11,339,801

                      Total retail                25,092,487     25,210,057     24,801,758     24,868,567     21,705,888

                      Total loans                 47,059,023     47,210,236     46,545,696     46,203,867     41,229,108

UNEARNED INCOME
          Loans                                      133,735        129,830        139,298        140,858        139,446
          Lease financing                            192,864        204,229        181,454        160,704        160,224

                      Total unearned income          326,599        334,059        320,752        301,562        299,670

                      Loans, net                $ 46,732,424     46,876,177     46,224,944     45,902,305     40,929,438

ACQUIRED SOUTHEAST BANKS LOANS**
COMMERCIAL
          Commercial, financial and agricultural
                  Taxable                       $    304,425        532,388        575,882        637,889        669,379
                  Non-taxable                         47,879         52,977         56,709         58,397         57,033

                      Total commercial, financial
                            and agricultural         352,304        585,365        632,591        696,286        726,412
        Real estate - construction and other          65,859         87,954         94,991        110,729        138,617
        Real estate - mortgage                       643,414        695,243        756,693        810,312        835,185
        Foreign                                        9,740          1,448          1,539          1,814          1,290

                      Total commercial             1,071,317      1,370,010      1,485,814      1,619,141      1,701,504

RETAIL
        Real estate - mortgage                       745,446        806,576        882,902        970,538      1,062,959
        Installment loans to individuals             374,447        911,395        992,447      1,132,309      1,243,564

                      Total retail                 1,119,893      1,717,971      1,875,349      2,102,847      2,306,523

                      Total loans                  2,191,210      3,087,981      3,361,163      3,721,988      4,008,027

UNEARNED INCOME                                        1,020          1,757          2,876          4,483          6,886

                      Loans, net                $  2,190,190      3,086,224      3,358,287      3,717,505      4,001,141


    *At March 31, 1994, $380,532,000 of securitized retail real estate mortgage loans had a market value of $395,501,000. **For a five-year period that began September 19, 1991, the FDIC will reimburse First Union for 85 percent of all net charge-offs related to acquired Southeast Banks loans except installment loan reimbursements, which will decline 5 percent per year to 65 percent by 1996.

Table 10
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS*


                                                     1994                                        1993

                                                    First                    Fourth         Third      Second           First
(In thousands)                                     Quarter                  Quarter        Quarter     Quarter         Quarter


ALLOWANCE FOR LOAN LOSSES
        Balance, beginning of quarter             $ 1,020,191               1,029,162     1,036,539       938,334       940,804
        Provision for loan losses                      25,000                  49,973        50,001        61,450        60,329
    Allowance of acquired loans and credit cards            -                     252             -       109,069             -
        Loan losses, net                              (31,190)                (59,196)      (57,378)      (72,314)      (62,799)

        Balance, end of quarter                   $ 1,014,001               1,020,191     1,029,162     1,036,539       938,334

            (as % of loans, net)                         2.17 %                  2.18          2.23          2.26          2.29

      (as % of nonaccrual and restructured loans)         168 %                   147           112           110            98

            (as % of nonperforming assets)                127 %                   111            85            81            74

LOAN LOSSES
        Commercial, financial and agricultural       $ 14,176                  34,894        32,585        29,744        24,150
        Real estate - construction and other            2,942                   4,727         3,360         8,988        10,239
        Real estate - mortgage                          8,533                  13,380        13,160        24,244        13,836
        Installment loans to individuals               30,417                  33,601        29,692        24,644        28,316

                        Total                          56,068                  86,602        78,797        87,620        76,541

LOAN RECOVERIES
        Commercial, financial and agricultural         15,836                  12,590        10,168         3,236         3,687
        Real estate - construction and other              431                   2,220         1,196           965         1,693
        Real estate - mortgage                          1,291                   5,498         2,994         3,856         3,162
        Installment loans to individuals                7,320                   7,098         7,061         7,249         5,200

                        Total                          24,878                  27,406        21,419        15,306        13,742

                        Loan losses, net             $ 31,190                  59,196        57,378        72,314        62,799

                (as % of average loans, net)**            .27%                    .51           .50           .69           .61

NONPERFORMING ASSETS
        Nonaccrual loans
              Commercial loans                       $ 189,759                242,241       321,699       442,411       414,523
              Real estate loans                        412,748                425,101       580,508       483,428       527,052

                        Total nonaccrual loans         602,507                667,342       902,207       925,839       941,575
        Restructured loans                               2,742                 26,544        18,617        18,613        14,529
        Foreclosed properties                          191,153                222,503       288,818       328,735       312,046

            Total nonperforming assets $               796,402                916,389     1,209,642     1,273,187     1,268,150

        (as % of loans, net and foreclosed
          properties)                                     1.70 %                 1.95          2.60          2.75          3.07

Accruing loans past due 90 days                       $ 80,479                 71,307       108,138       116,673        89,099

*Excluding Southeast Banks segregated assets.

**Annualized.


Table 11
INTANGIBLE ASSETS

                                       1994                       1993

                                First         Fourth        Third       Second       First
(In thousands)                  Quarter       Quarter      Quarter      Quarter     Quarter

MORTGAGE SERVICING RIGHTS     $   82,102      87,350        94,432       124,726     151,348

CREDIT CARD PREMIUM           $   71,538      75,588        79,893        73,836      63,739

OTHER INTANGIBLE ASSETS
        Goodwill              $  703,559     712,485       728,107       738,284     636,079
        Deposit base premium     240,935     255,359       268,527       272,689     161,765
        Other                      9,817      10,468        11,172        11,830      13,390

              Total           $  954,311     978,312     1,007,806     1,022,803     811,234



Table 12
SOUTHEAST BANKS SEGREGATED ASSETS

                                                                1994                       1993

                                                                First        Fourth        Third       Second      First
(In thousands)                                                 Quarter       Quarter      Quarter      Quarter     Quarter
SEGREGATED ASSETS                                              $338,237      380,515      424,586      477,828     535,284

ALLOWANCE FOR SEGREGATED ASSET LOSSES
        Balance, beginning of quarter                            33,313       36,280       39,092       41,925      45,362
    Transfer (to) from allowance for foreclosed
      properties                                                   (295)         (20)         578        1,440           -
        Segregated asset losses, net                             (1,710)      (2,947)      (3,390)      (4,273)     (3,437)

        Balance, end of quarter                                  31,308       33,313       36,280       39,092      41,925

        Segregated assets, net                                 $306,929      347,202      388,306      438,736     493,359

SEGREGATED ASSET LOSSES
        Commercial, financial and agricultural                 $     36          346          417        2,425         427
        Real estate - construction and other                          4           36          103           97          98
        Real estate - mortgage                                      372          767        1,628          857       1,104
        Installment loans to individuals                          2,456        2,822        2,578        2,659       3,054

                        Total                                     2,868        3,971        4,726        6,038       4,683

SEGREGATED ASSET RECOVERIES
          Commercial, financial and agricultural                    221          185          526          762         222
          Real estate - construction and other                        -            -            -            -           -
          Real estate - mortgage                                    174          166           97          216         155
          Installment loans to individuals                          763          673          713          787         869

                        Total                                     1,158        1,024        1,336        1,765       1,246

                        Segregated asset losses, net           $  1,710        2,947        3,390        4,273       3,437

SEGREGATED ASSETS
          Nonaccrual loans
                Commercial loans                               $ 58,285       67,064       78,293       93,715     119,136
                Real estate loans                               176,622      187,432      203,946      233,586     279,012

                        Total nonaccrual loans                  234,907      254,496      282,239      327,301     398,148

          Foreclosed properties                                 103,330      126,019      142,347      150,527     137,136

                        Total segregated assets                 338,237      380,515      424,586      477,828     535,284

          Less FDIC loss-sharing*                              (287,501)    (323,438)    (360,898)    (406,154)   (454,991)

                        Total                                  $ 50,736       57,077       63,688       71,674      80,293

          Accruing loans past due 90 days                      $ 23,627       28,493       34,692       31,716      42,935

    *For a five-year period that began September 19, 1991, the FDIC will reimburse First Union for 85 percent of all net charge-offs related to acquired Southeast Banks loans except installment loan reimbursements, which will decline 5 percent per year to 65 percent by 1996.

Table 13
ALLOWANCE FOR FORECLOSED PROPERTIES*



                                                               1994                          1993

                                                               First        Fourth     Third       Second      First
(In thousands)                                                Quarter      Quarter    Quarter      Quarter    Quarter
Foreclosed properties                                         $ 239,037     278,694    361,739     405,299     389,606
Allowance for foreclosed properties, beginning of quarter        56,191      72,921     76,564      77,660     103,328
Provision for foreclosed properties                               2,794       4,666      2,982      13,495       2,587
Transfer from (to) allowance for segregated assets                  295          20       (578)     (1,440)          -
Dispositions, net                                               (11,396)    (21,416)    (6,047)    (13,151)    (28,255)

Allowance for foreclosed properties, end of quarter              47,884      56,191     72,921      76,564      77,660

Foreclosed properties, net                                    $ 191,153     222,503    288,818     328,735     312,046


* Excluding Southeast Banks segregated assets.

Table 14
DEPOSITS

                                      1994                                1993

                                      First          Fourth         Third        Second            First
(In thousands)                      Quarter         Quarter        Quarter       Quarter          Quarter

CORE DEPOSITS
          Noninterest-bearing     $ 10,428,019     10,861,207     10,245,808     10,186,909      8,644,543
          Savings and NOW accounts  12,132,581     12,010,636     11,230,863     11,315,648      9,654,369
          Money market accounts     10,931,222     11,131,334     10,519,720     10,555,609      9,770,882
          Other consumer time       16,536,800     16,897,062     18,035,692     18,803,261     17,178,613

              Total core deposits   50,028,622     50,900,239     50,032,083     50,861,427     45,248,407

Foreign                                574,868      1,240,448      1,139,335      2,788,742      1,095,217
Other time                           1,484,301      1,601,724      1,763,996      1,786,702      1,512,017

              Total deposits      $ 52,087,791     53,742,411     52,935,414     55,436,871     47,855,641



Table 15
TIME DEPOSITS IN AMOUNT OF $100,000 OR MORE

                                               March 31, 1994

                                              Time        Other
(In thousands)                            Certificates    Time
MATURITY OF
     3 months or less                    $  1,518,352    83,594
     Over 3 months through 6 months           643,558         -
     Over 6 months through 12 months          536,577         -
     Over 12 months                           930,905         -

                  Total                  $  3,629,392    83,594


Table 16
LONG-TERM DEBT



                                                                 1994                             1993

                                                                 First      Fourth        Third        Second         First
(In thousands)                                                 Quarter     Quarter       Quarter       Quarter        Quarter

DEBENTURES AND NOTES
          7-1/2% debentures due 2002                           $ 15,619     15,619        15,619        15,619        15,619
          Floating rate extendible notes due 2005               100,000    100,000       100,000       100,000       100,000
          11% notes due 1996                                     18,360     18,360        18,360        18,360        64,636
          Floating rate notes due 1996                          150,000    150,000       150,000       150,000       150,000
          9-1/4% notes                                                -          -       225,000       225,000       225,000
          5.95% notes due 1995                                  149,802    149,762       149,723       149,683       149,644
          6-3/4% notes due 1998                                 248,144    248,021       247,899       247,777       247,655
          Fixed rate medium-term senior notes, varying
              rates and terms to 1996                            61,700     72,200        90,500        90,500        90,500
          Fixed rate medium-term subordinated notes, varying
              rates and terms to 2001                            54,000     54,000        54,000        54,000        54,000
          Floating rate subordinated notes                            -          -             -             -        50,000
          Floating rate subordinated notes due 2003             149,022    149,003       149,020             -             -
          11% subordinated and variable rate notes due 1996      17,954     17,954        17,954        17,954        17,954
          8-1/8% subordinated notes due 1996                    100,000    100,000       100,000       100,000       100,000
          9.45% subordinated notes due 1999                     250,000    250,000       250,000       250,000       250,000
          9.45% subordinated notes due 2001                     147,256    147,164       147,071       146,978       146,885
          8-1/8% subordinated notes due 2002                    248,322    248,271       248,220       248,169       248,118
          8% subordinated notes due 2002                        222,850    222,788       222,726       222,664       222,602
          7-1/4% subordinated notes due 2003                    148,707    148,671       148,651       148,615       148,579
          6-5/8% subordinated notes due 2005                    247,856    247,807       247,757             -             -
          6% subordinated notes due 2008                        197,160    197,115             -             -             -
          6-3/8% subordinated notes due 2009                    147,406         -              -             -             -
Debentures and notes of subsidiaries
          Floating rate subordinated notes                            -         -             -             -        49,833
          9-7/8% subordinated capital notes due 1999             74,301     74,267        74,232        74,198        74,164
          Floating rate subordinated notes                            -          -             -             -        34,461
          9-5/8% subordinated capital notes due 1999             74,935     74,931        74,928        74,926        74,923
        10-1/2% collateralized mortgage obligations due 1996     74,008     72,115        70,271        68,473             -
     Debentures and notes with varying rates and terms to 2002    7,400      7,400         7,500         7,500         7,801

                        Total                                 2,904,802   2,765,448     2,809,431     2,410,416     2,522,374

MORTGAGES AND OTHER DEBT
          Notes payable to FDIC due 1996                        214,682     260,846       291,163       342,880       377,505
          Advances from the Federal Home Loan Bank                4,453       4,453         4,453         4,453             -
          Mortgage notes and other debt                          25,401      25,575        26,309        27,860        28,828
          Capitalized leases                                      5,492       5,622         5,796         6,011         6,160

                        Total long-term debt                $ 3,154,830   3,061,944     3,137,152     2,791,620     2,934,867


Table 17
CHANGES IN STOCKHOLDERS' EQUITY


                                           Twelve
                                           Months           1994                       1993
                                           Ended
                                          March 31,         First        Fourth        Third      Second     First
(In thousands)                              1994           Quarter       Quarter      Quarter    Quarter    Quarter



Balance, beginning of period            $ 4,656,312         5,207,625  5,056,518   4,866,617   4,656,312   4,459,163
Net income                                  839,988           222,459    195,343     195,415     226,771     199,992
Purchase of Class A Series A
    preferred stock                           (130)               4          59           -        (193)          -
Purchase of common stock                   (49,856)         (46,061)       (408)      (1,660)     (1,727)        (56)
Common stock issued for stock
    options exercised                       55,108            2,082       4,203       9,864      38,959       3,692
Common stock issued through
    dividend reinvestment plan             101,930            5,659      25,480      60,019      10,772      48,462
Converted debentures                           285                -           -          95         190          53
Converted Class A Series
    preferred stock                             (4)               -          (4)          -           -           -
Pre-merger transactions of
    pooled banks                                 -                -           -           -           -       1,886
Unrealized loss on debt  and
    equity securities                      (41,826)         (41,826)          -           -           -           -
Cash dividends paid
    $2.50 Class A Series A preferred stock     (7)                -           -           -            (7)       (330)
    Series 1990 preferred stock            (23,615)          (5,726)      (5,489)      (6,240)     (6,160)     (6,674)
    Common stock                          (262,125)         (68,156)     (68,077)     (67,592)    (58,300)    (49,876)

Balance, end of period                 $ 5,276,060        5,276,060    5,207,625    5,056,518   4,866,617   4,656,312

Table 18
CAPITAL RATIOS



                                             1994                                 1993

                                            First           Fourth        Third          Second          First
(In thousands)                             Quarter         Quarter        Quarter       Quarter         Quarter


CONSOLIDATED CAPITAL RATIOS*
        Qualifying capital
              Tier 1 capital            $   4,467,801      4,342,664      4,154,400      3,950,790      3,985,468
              Total capital                 7,235,875      6,960,671      6,633,377      6,298,817      6,316,847

        Adjusted risk-based assets         47,746,123     47,529,159     48,145,379     49,546,246     43,337,181

        Adjusted leverage ratio assets  $  68,023,421     70,785,664     69,899,151     63,738,426     61,827,887

        Ratios
              Tier 1 capital                     9.36 %         9.14           8.63           7.97           9.20
              Total capital                     15.15          14.64          13.78          12.21          14.58
                Leverage                         6.57           6.13           5.94           6.20           6.45

        Stockholders' equity to assets
              Quarter-end                        7.30           7.36           7.08           6.76           7.40
              Average                            7.60 %         7.10           6.92           7.23           7.20

BANK CAPITAL RATIOS
        Tier 1 capital
              First Union National Bank of
                  North Carolina                 8.34 %         8.24           8.20           7.63           7.78
                  South Carolina                 7.80           7.55           8.42           8.61           8.72
                  Georgia                        9.55           9.58           9.07           8.75           8.60
                  Florida                        9.98           9.13           9.69           9.34          10.41
                  Washington, D.C.              19.07          14.23          15.04          14.87          30.66
                  Maryland                      16.23          15.78          32.41          32.51          31.61
                  Tennessee                     12.34          12.43          13.05          14.17          23.26
                  Virginia                      10.25          10.77          11.50          10.24           9.49


        Total capital
              First Union National Bank of
                  North Carolina                11.41          11.35          11.40          10.87          11.17
                  South Carolina                12.09          11.82          12.70          12.88          12.72
                  Georgia                       12.60          12.62          12.10          11.56          10.93
                  Florida                       11.68          10.83          11.40          11.05          12.14
                  Washington, D.C.              20.36          15.52          16.32          16.15          32.03
                  Maryland                      17.52          17.07          33.76          33.94          32.98
                  Tennessee                     13.60          13.69          14.31          15.44          24.52
                  Virginia                      12.58          13.08          14.11          12.81          12.03


        Leverage
              First Union National Bank of
                  North Carolina                 5.86           5.52           5.77           5.25           5.35
                  South Carolina                 5.59           5.56           6.23           6.23           6.69
                  Georgia                        6.17           5.67           5.63           8.48           6.86
                  Florida                        6.33           5.79           6.17           5.88           6.30
                  Washington, D.C.               7.05           6.06           7.40          46.06          16.87
                  Maryland                       9.72           9.04          17.03          16.62          20.99
                  Tennessee                      8.30           8.05           8.79           8.55          23.55
                  Virginia                       7.03%          6.89           8.13           7.78           7.62


*Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets is from 3.00 to 5.00 percent.

Table 19
INTEREST RATE GAP



                                                                                          March 31, 1994

                                             Interest Sensitivity in Days
                                                                                                                          One to
(In thousands)                                   1-90            91-180              181-365                Total        two years
EARNING ASSETS
Interest-bearing bank balances                $ 799,469                -                  100              799,569                -
Federal funds sold and securities
        purchased under resale
        agreements                            1,438,561           20,000                    -            1,458,561                -
Trading account assets                          820,876                -                    -              820,876                -
Securities available for sale
              U.S. Government and other       1,072,848        4,077,558            1,598,654            6,749,060        1,122,640
Investment securities
              U.S. Government and other          51,853           69,386              155,110              276,349          153,577
              State, county and municipal         7,585           22,440               61,019               91,044          310,441
Loans*
        Commercial and commercial
              real estate                    18,130,896          193,199              264,411           18,588,506          428,728
        Residential mortgages                 2,180,155        1,440,247            2,388,339            6,008,741        1,921,594
        Installment loans to individuals      4,432,307          447,052              863,420            5,742,779        1,511,092
        Lease financing                          79,899           34,186               80,269              194,354          272,254
        Foreign                                 261,399           92,656               15,506              369,561           15,179

                    Total earnings assets    29,275,848        6,396,724            5,426,828           41,099,400        5,735,505

INTEREST-BEARING LIABILITIES
Interest-bearing deposits
        Savings and NOW accounts             12,132,581                -                    -           12,132,581                -
        Money market accounts                10,931,222                -                    -           10,931,222                -
        Other consumer time                   4,782,993        3,336,554            3,390,433           11,509,980        2,543,891
        Foreign                                 574,868                -                    -              574,868                -
        Other time                              761,378          235,233              188,284            1,184,895          134,434
Short-term borrowings                        10,038,994           19,348                    -           10,058,342                -
Long-term debt                                  409,315            9,548               44,635              463,498          224,961

                    Total interest-bearing
                          liabilities        39,631,351        3,600,683            3,623,352           46,855,386        2,903,286

OFF-BALANCE SHEET FINANCIAL
    INSTRUMENTS                                 456,100       11,012,000           (3,049,427)           8,418,673      (3,051,115)

                    Total interest-bearing
                          liabilities and off-balance
             sheet financial instruments     40,087,451       14,612,683              573,925           55,274,059        (147,829)

Interest rate gap                          $(10,811,603)      (8,215,959)           4,852,903          (14,174,659)       5,883,334

Cumulative gap                             $(10,811,603)     (19,027,562)         (14,174,659)         (14,174,659)     (8,291,325)

Ratio of cumulative gap to total
        earnings assets                          (16.61)        % (29.24)              (21.78)              (21.78)         (12.74)


                                                                                        March 31, 1994

                                                                                         Non-Sensitive
                                                                         Two to          and Sensitive
                                                                        five years      Over five years      Total




EARNING ASSETS
Interest-bearing bank balances                                                  -                -          799,569
Federal funds sold and securities
    purchased under resale
    agreements                                                                  -                -        1,458,561
Trading account assets                                                          -                -          820,876
Securities available for sale
       U.S. Government and other                                          4,221,420          638,510       12,731,630
Investment securities
       U.S. Government and other                                            468,890          345,530        1,244,346
       State, county and municipal                                          180,559          713,257        1,295,301
Loans*
    Commercial and commercial
       real estate                                                          840,008          753,895       20,611,137
    Residential mortgages                                                 2,817,303        2,619,289       13,366,927
    Installment loans to individuals                                      2,639,876        1,752,669       11,646,416
    Lease financing                                                          75,495          181,101          723,204
    Foreign                                                                       -                -          384,740

          Total earnings assets                                          11,243,551        7,004,251       65,082,707

INTEREST-BEARING LIABILITIES
Interest-bearing deposits
    Savings and NOW accounts                                                     -                -       12,132,581
    Money market accounts                                                        -                -       10,931,222
    Other consumer time                                                  2,442,906           40,023       16,536,800
    Foreign                                                                      -                -          574,868
    Other time                                                             160,995            3,977        1,484,301
Short-term borrowings                                                            -                -       10,058,342
Long-term debt                                                             625,067        1,841,304        3,154,830

          Total interest-bearing
             liabilities                                                 3,228,968        1,885,304       54,872,944

OFF-BALANCE SHEET FINANCIAL
  INSTRUMENTS                                                           (3,832,558)      (1,535,000)               -

          Total interest-bearing
             liabilities and off-balance
             sheet financial instruments                                  (603,590)         350,304       54,872,944

Interest rate gap                                                       11,847,141

Cumulative gap                                                           3,555,816

Ratio of cumulative gap to total
    earnings assets                                                           5.46



*Loans are stated net of unearned income. Since savings, NOW and money market accounts theoretically can be repriced at any time, all such balances have been included in 1-90 days. If these amounts were spread based upon expected repricing characteristics, or if they were treated as nonsensitive, as many in the industry do, the cumulative gap ratio would be significantly reduced. Accordingly, this interest rate gap table has inherent limitations on its ability to accurately portray interest rate sensitivity, and therefore, it is only provided in conjunction with common banking industry practice.

TABLE 20
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS*

                                                         Weighted
                                                       Average Rate                 Estimated
March 31, 1994                                  Notional                 Maturity   Fair
(In thousands)                                   Amount  Receive    Pay  In Years  Value      Comments
ASSET RATE CONVERSIONS                                                                          (1)
    Interest rate swaps                     $  12,293,594  5.59%   3.99%   1.67
            Carrying amount                                                      $  36,706
            Unrealized gross gain                                                   75,918
            Unrealized gross loss                                                 (125,348)
                    Total                                                          (12,724)

    Forward interest rate swaps                 2,200,000  5.07       -    1.97                  (2)
            Carrying amount                                                              -
            Unrealized gross gain                                                        -
            Unrealized gross loss                                                  (24,177)
                    Total                                                          (24,177)

    Other financial instruments                   850,000  5.13    4.94    2.19                  (3)
            Carrying amount                                                            587
            Unrealized gross gain                                                    9,135
            Unrealized gross loss                                                   (9,722)
                    Total                                                                -

    Total asset rate conversions            $  15,343,594  5.49%   4.05%   1.74  $ (36,901)

LIABILITY RATE CONVERSIONS
    Interest rate swaps                     $   2,490,173  7.39%   3.71%   6.52                  (4)
            Carrying amount                                                      $  46,848
            Unrealized gross gain                                                   35,639
            Unrealized gross loss                                                  (69,739)
                Total                                                               12,748

    Other financial instruments                   760,000  4.00     3.88   2.30                  (5)
            Carrying amount                                                         (3,296)
            Unrealized gross gain                                                    5,625
            Unrealized gross loss                                                   (1,571)
                Total                                                                  758

    Total liability rate conversions        $   3,250,173 7.20%     3.72%  5.53  $  13,506

BASIS PROTECTION
    Prime/federal funds caps                $   5,000,000 4.66%     4.66%  2.01                   (6)
            Carrying amount                                                      $   5,898
            Unrealized gross gain                                                    8,329
            Unrealized gross loss                                                        -
                Total                                                               14,227

    Forward prime/federal funds swap             500,000     -       -     2.04                   (7)
            Carrying amount                                                              -
            Unrealized gross gain                                                       95
            Unrealized gross loss                                                        -
                Total                                                                   95



    Forward prime/LIBOR swap                     500,000     -       -     2.22                   (8)
            Carrying amount                                                              -
            Unrealized gross gain                                                      980
            Unrealized gross loss                                                        -
                Total                                                                  980

    Total basis protection                 $   6,000,000   4.66%   4.66%   2.03  $  15,302

(1) Converts floating rate assets to fixed rate.  Adds to liability sensitivity.  Similar characteristics to a fixed income security. Includes $3.6 billion of indexed amortizing swaps of which $1.5 billion to mature in 1994 if 3 month LIBOR remains below 7 percent and $2.1 billion to mature within five years.

(2) Enables Corporation to, in effect, extend maturities by locking in yields for future periods; $2.0 billion effective December
1994 and $200 million effective March 1995.

(3) Includes $800 million of interest rate floors, of which $400 million were purchased and offset by $400 million sold, locking in gains to be amortized over the remaining life of the contracts.

(4) Converts fixed rate long-term debt to floating rate by matching maturity of the swap to the debt issue.  Maintains neutral rate sensitivity.

(5) Miscellaneous option-based products for liability management purposes include $285 million of written and purchased options on swaps, $325 million eurodollar caps and $150 million eurodollar floors.

(6) Simultaneous purchase and sale of caps ($2.5 billion each) to protect against a narrowing in the spread between prime and federal funds.  Protection occurs with prime rate greater than 6 percent and federal funds rate greater than 3.25 percent.

(7) Swap to hedge against a narrowing in the spread between the prime rate and federal funds; pay rate equals the average prime rate less 233 basis points versus receiving the federal funds rate.  Subsequent to March 31, 1994, the forward prime/federal funds swap was terminated resulting in a loss of $219,000.  The loss will be deferred and amortized over the remaining life of the contract.

(8) Swap to hedge against a narrowing in the spread between the prime rate and 3 month LIBOR; pay rate equals the average prime rate less 212 basis points versus receiving 3 month LIBOR.  Subsequent to March 31, 1994, the forward prime/LIBOR swap was terminated resulting in a gain of $1.1 million.  The gain will be deferred and amortized over the remaining life of the contract.

                                                 (Continued)

TABLE 20
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS*

                                                         Weighted
                                                       Average Rate                   Estimated
March 31, 1994                                  Notional                          Maturity    Fair
(In thousands)                                   Amount      Receive    Pay       In Years   Value      Comments

RATE SENSITIVITY HEDGES
    Short eurodollar futures                    $3,000,000       - %     3.65 %     .21                 (1)


        Carrying amount                                                                       $  -
        Unrealized gross gain                                                                 5,425
        Unrealized gross loss                                                                    -
            Total                                                                             5,425

    Put options on eurodollar futures           9,737,000         -      4.20       .27                  (2)
        Carrying amount                                                                       2,339
        Unrealized gross gain                                                                 6,102
        Unrealized gross loss                                                                     -
            Total                                                                             8,441

    Put options on forward swaps                 1,000,000        -       5.03     .73                   (3)
        Carrying amount                                                                       3,187
        Unrealized gross gain                                                                 8,477
        Unrealized gross loss                                                                     -
            Total                                                                             11,664

    Long euromark and eurodollar
     futures                                $    726,643       5.28 %        - %   .96                   (4)
        Carrying amount                                                                      $     -
        Unrealized gross gain                                                                    120
        Unrealized gross loss                                                                    (25)
            Total                                                                                 95

    Total rate sensitivity hedges    $  14,463,643     5.28 %     4.14 %     .33    $ 25,625

ASSET HEDGE
Short T-Bill futures                 $   3,500,000        - %     3.82 %     .21                         (5)
Carrying amount                                                                      $   788
Unrealized gross gain                                                                      -
Unrealized gross loss                                                                      -

Total                                                                                    788

Total asset hedge                   $   3,500,000        - %     3.82 %     .21      $   788

(1) Reduces liability sensitivity by locking in floating pay rate of the interest rate swaps; mature in the second quarter of 1994.

(2) Paid a premium for the right to lock in the 3 month LIBOR reset rates on receive fixed interest rate swaps; $7.2 billion effective June 1994; $2.5 billion effective September 1994. Beneficial in rising short-term rate environment.

(3) Paid a premium for the right to terminate $1.0 billion of forward interest rate swaps based on interest rates at settlement date. Reduces liability sensitivity.

(4)Locks in the rate on the future placement of 3 month eurodollar and euromark deposits.

(5)Converts the maturity of $3.5 billion U.S. Treasury bills in the available for sale portfolio from September 1994 to June 1994.

*Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

Prime Rate - The base rate on corporate loans posted by at least 75 percent of the nation's 30 largest banks as defined in The Wall Street Journal.

London Interbank Offered Rates (LIBOR) The average of interbank offered rates on dollar deposits in the London market based on quotations at five major banks.

Weighted average pay rates are generally based upon one to six month LIBOR.
Pay rates reset at predetermined reset dates over the life of the contract. Rates shown are the pay rates in effect as of March 31, 1994. Weighted average receive rates are fixed rates set at the time the contract was entered into.

Carrying amount includes accrued interest receivable/payable, unamortized premiums paid/received and any related margin accounts.

Table 21
OFF-BALANCE SHEET DERIVATIVES - EXPECTED MATURITIES*



                                    1 Year              1-5           5 -10     After 10
(In thousands)                      or Less            Years          Years      Years        Total
Asset Rate Conversions
    Notional amount $                7,317,712        8,015,882      10,000          -   15,343,594
    Weighted average receive rate         5.61%            5.37        3.56          -         5.49
    Estimated fair value $              57,616          (93,985)       (532)        -      (36,901)

Liability Rate Conversions
    Notional amount $                  965,173          760,000     925,000     600,000     3,250,173
    Weighted average receive rate         8.77%            7.44        6.96        6.15          7.20
    Estimated fair value $               13,674           24,573      37,995     (62,736)      13,506

Basis Protection
    Notional amount $                        -          6,000,000         -           -    6,000,000
    Weighted average receive rate            -%            4.66           -           -         4.66
    Estimated fair value $                   -            15,302           -          -       15,302

Rate Sensitivity Hedges
    Notional amount $               14,171,529           292,114          -           -     14,463,643
    Weighted average receive rate         5.17%            5.43           -           -         5.28
    Estimated fair value $              25,563               62           -           -        25,625

Asset Hedge
    Notional amount $                3,500,000                -           -           -     3,500,000
    Weighted average receive rate            -%               -           -           -            -
    Estimated fair value $                 788                -           -           -          788


*Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities. Pay rates are generally based upon one to six month LIBOR and reset at predetermined reset dates. Current pay rates are not necessarily indicative of future pay rates and therefore have been excluded from the above table.

TABLE 22

OFF-BALANCE SHEET DERIVATIVES ACTIVITY*


                                                                       Rate
                            Asset Rate   Liability Rate   Basis     Sensitivity      Asset
(In thousands)             Conversions     Conversions  Protection    Hedges         Hedge         Total


Balance, December 31, 1993 $   16,079,540   3,241,173   6,000,000     23,493,000           -      48,813,713
Additions                               -     155,000           -      5,683,753   3,500,000       9,338,753
Maturities/Amortizations         (735,946)   (146,000)          -     (8,306,110)          -      (9,188,056)
Terminations                            -           -           -     (6,407,000)          -      (6,407,000)

Balance, March 31, 1994 $       15,343,594   3,250,173  6,000,000     14,463,643   3,500,000      42,557,410

*Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

FIRST UNION CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES



                                         FIRST QUARTER 1994                                    FOURTH QUARTER 1993

                                                                   Interest    Average                      Interest        Average
                                                   Average          Income/    Rates          Average        Income/         Rates
(In thousands)                                    Balances          Expense Earned/Paid      Balances        Expense     Earned/Paid

ASSETS
Interest-bearing bank balances                $     687,314           8,740       5.16%    $   677,135          5,313      3.11%
Federal funds sold and securities
        purchased under resale agreements           884,366           6,328       2.90         475,184          3,508      2.93
Trading account assets (a)                          928,576          11,190       4.89       1,988,989         19,843      3.96
Securities available for sale (a)                11,655,783         151,785       5.23       6,774,551         87,643      5.16
Investment securities (a)
        U.S. Government and other                 1,221,890          19,574       6.41       6,166,830         88,791      5.76
        State, county and municipal               1,307,801          37,633      11.51       1,190,980         33,853     11.37

               Total investment securities        2,529,691          57,207       9.04       7,357,810        122,644      6.67
Loans (a) (b)
        Commercial
                Commercial, financial and
                      agricultural               12,646,082         248,571       7.97      12,687,322        238,745      7.47
                Real estate - construction and
                      other                       1,605,390          27,712       7.00       2,051,496         32,918      6.37
                Real estate - mortgage            5,633,194         101,031       7.27       5,421,146        100,908      7.39
                Lease financing                     634,610          14,547       9.17         589,613         14,601      9.91
                Foreign                             236,441           2,674       4.59         343,753          3,997      4.61

                    Total commercial             20,755,717         394,535       7.70      21,093,330        391,169      7.36
        Retail
                Real estate-mortgage             11,883,032         212,156       7.14      11,625,424        214,819      7.39
                Installment loans to
                    individuals                  13,583,438         344,471      10.19      13,502,979        351,735     10.39

                    Total retail                 25,466,470         556,627       8.77      25,128,403        566,554      9.00

                    Total loans                  46,222,187         951,162       8.29      46,221,733        957,723      8.25

                    Total earning assets         62,907,917       1,186,412       7.59      63,495,402      1,196,674      7.51

Cash and due from banks                           3,038,166                                  3,748,206
Other assets                                      4,397,425                                  4,943,044

                    Total assets              $  70,343,508                               $ 72,186,652

LIABILITIES AND STOCKHOLDERS'
    EQUITY
Interest-bearing deposits
        Savings and NOW accounts                 11,964,371          61,993       2.10      11,603,921         62,683      2.14
        Money market accounts                    10,906,396          59,622       2.22      10,933,617         63,140      2.29
        Other consumer time                      16,663,990         172,855       4.21      17,299,925        185,970      4.26
        Foreign                                     834,297           7,569       3.68         702,989          5,975      3.37
        Other time                                1,515,325          16,645       4.45       1,655,928         18,912      4.53

           Total interest-bearing deposits       41,884,379         318,684       3.09      42,196,380        336,680      3.17
Federal funds purchased and securities
        sold under repurchase agreements          7,109,922          65,895       3.76       8,368,019         75,420      3.58
Commercial paper                                    321,628           2,277       2.87         319,744          1,725      2.14
Other short-term borrowings                       1,162,345          10,932       3.82         766,080          6,800      3.52
Long-term debt                                    3,148,942          38,215       4.85       3,225,556         42,769      5.30
                    Total interest-bearing
                            liabilities          53,627,216         436,003       3.29      54,875,779        463,394      3.35

Noninterest-bearing deposits                     10,072,065                                 10,609,800
Other liabilities                                 1,301,135                                  1,573,144
Stockholders' equity                              5,343,092                                  5,127,929
                    Total liabilities and
                          stockholders' equity    $  70,343,508                           $ 72,186,652

Interest income and rate earned                                $  1,186,412     7.59 %                     $1,196,674      7.51%
Interest expense and rate paid                                      436,003       2.80                        463,394      2.90

Net interest income and margin                                 $    750,409     4.79 %                     $  733,280      4.61%

(a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal income tax rate of 35 percent; a North Carolina state tax rate of 7.8275 percent in 1994 and 7.905 percent in 1993; a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent; a Maryland state tax rate of 7 percent; and a Washington, D.C. tax rate of 10.25 percent.



        THIRD QUARTER 1993                            SECOND QUARTER 1993                           FIRST QUARTER 1993

                            Interest  Average                        Interest  Average                  Interest     Average
   Average                   Income/  Rates           Average         Income/   Rates        Average     Income/      Rates
  Balances                   Expense  Earned/Paid    Balances        Expense  Earned/Paid    Balances    Expense    Earned/Paid



$  320,216                     2,903    3.60%    $     399,424         6,172    6.20%    $     687,907         6,934    4.09%

   491,070                     3,737    3.02           553,725         4,499    3.26           630,314         5,025    3.23
   674,439                     8,259    4.86           546,402         7,245    5.32           431,139         5,499    5.17
 7,597,882                    92,020    4.82         7,240,340        90,582    5.01         6,019,580        77,206    5.16

 6,829,166                   104,859    6.14         6,194,022        99,996    6.46         6,057,545       101,991    6.74
 1,126,833                    33,454   11.88         1,010,869        29,750   11.77         1,010,528        30,709   12.15

 7,955,999                   138,313    6.95         7,204,891       129,746    7.20         7,068,073       132,700    7.51



12,147,950                  236,030    7.71        11,213,249       231,304    8.27        10,897,435       219,872    8.18

 2,085,368                    32,207    6.13         2,093,808        27,838    5.33         2,104,476        31,726    6.11
 5,576,267                   103,496    7.37         5,185,385        96,239    7.44         5,144,721        99,028    7.80
   504,764                    13,259   10.51           506,826        13,480   10.64           524,531        13,853   10.56
   268,662                     3,338    4.93           212,799         2,764    5.21           229,056         2,841    5.03

20,583,011                   388,330    7.49        19,212,067       371,625    7.76        18,900,219       367,320    7.88

11,501,250                   215,493    7.49        10,259,324       201,500    7.86        10,163,170       207,621    8.17
13,443,492                   350,209   10.39        12,229,288       325,804   10.67        11,933,835       321,684   10.81

24,944,742                   565,702    9.06        22,488,612       527,304    9.38        22,097,005       529,305    9.60

45,527,753                   954,032    8.35        41,700,679       898,929    8.64        40,997,224       896,625    8.80

62,567,359                 1,199,264    7.64        57,645,461     1,137,173    7.90        55,834,237     1,123,989    8.10

 3,359,195                                           3,215,118                               3,033,398
 5,535,224                                           4,570,557                               4,321,888

$71,461,778                                      $  65,431,136                           $  63,189,523




11,303,281                  62,306    2.19         9,887,786        54,879    2.23         9,441,180        52,363    2.25
10,566,722                  60,390    2.27         9,885,606        55,391    2.25         9,883,149        53,480    2.19
18,412,561                 200,087    4.31        17,170,942       184,279    4.30        17,485,709       191,287    4.44
   581,585                   4,968    3.39           779,967         6,661    3.43           236,638         3,301    5.66
 1,760,681                  20,060    4.52         1,463,190        15,472    4.24         1,721,006        21,654    5.10

42,624,830                 347,811    3.24        39,187,491       316,682    3.24        38,767,682       322,085    3.37

 7,492,596                  68,273    3.62         6,813,985        65,583    3.86         6,156,791        58,477    3.85
   297,781                   1,774    2.36           367,876         3,147    3.43           299,880         1,708    2.31
 1,041,294                  12,731    4.85           715,723         5,991    3.36           669,486         5,723    3.47
 3,082,522                  39,902    5.18         2,848,098        37,584    5.29         2,865,271        39,574    5.60

54,539,023                 470,491    3.42        49,933,173       428,987    3.45        48,759,110       427,567    3.55

10,067,212                                         9,079,037                               8,373,863
 1,913,959                                         1,686,281                               1,508,615
 4,941,584                                         4,732,645                               4,547,935

$ 71,461,778                                   $  65,431,136                           $  63,189,523

                       $  1,199,264    7.64  %                 $  1,137,173    7.90  %                 $  1,123,989    8.10  %
                            470,491    2.99                         428,987    2.98                         427,567    3.10

                       $    728,773    4.65  %                 $    708,186    4.92  %                 $    696,422    5.00  %



 (b) The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.

FIRST UNION CORPORATION AND SUBSIDIARIES

NET INTEREST INCOME SUMMARIES



                                                              YEAR ENDED 1993


                                                                    Interest    Average
                                                   Average           Income/     Rates
(In thousands)                                   Balances           Expense   Earned/Paid


ASSETS
Interest-bearing bank balances                 $     520,591          21,321     4.10 %
Federal funds sold and securities
        purchased under resale agreements            537,021          16,770       3.12
Trading account assets (a)                           913,864          40,846       4.47
Securities available for sale (a)                  6,912,046         347,451       5.03
Investment securities (a)
        U.S. Government and other                  6,313,607         395,637       6.27
        State, county and municipal                1,085,412         127,766      11.77

                Total investment securities        7,399,019         523,403       7.07
Loans (a) (b)
        Commercial
                Commercial, financial and
                      agricultural                11,742,520         925,951       7.89
                Real estate - construction and
                      other                        2,083,646         124,689       5.98
                Real estate - mortgage             5,333,306         399,671       7.49
                Lease financing                      531,539          55,193      10.38
                Foreign                              263,896          12,940       4.90

                      Total commercial            19,954,907       1,518,444       7.61
        Retail
                Real estate-mortgage              10,892,980         839,434       7.71
                Installment loans to individuals  12,783,523       1,349,431      10.56

                      Total retail                23,676,503       2,188,865       9.24

                      Total loans                 43,631,410       3,707,309       8.50

                      Total earnings assets       59,913,951       4,657,100       7.77

Cash and due from banks                            3,340,993
Other assets                                       4,846,278

                      Total assets             $  68,101,222

LIABILITIES AND STOCKHOLDERS'
    EQUITY
Interest-bearing deposits
        Savings and NOW accounts                  10,567,006         232,231       2.20
        Money market accounts                     10,320,835         232,402       2.25
        Other consumer time                       17,594,023         761,623       4.33
        Foreign                                      576,590          20,905       3.63
        Other time                                 1,650,325          76,097       4.61

            Total interest-bearing deposits       40,708,779       1,323,258       3.25
Federal funds purchased and securities
        sold under repurchase agreements           7,214,686         267,751       3.71
Commercial paper                                     321,310           8,356       2.60
Other short-term borrowings                          799,077          31,245       3.91
Long-term debt                                     3,006,560         159,829       5.32
                    Total interest-bearing
                          liabilities             52,050,412       1,790,439       3.44

Noninterest-bearing deposits                       9,540,069
Other liabilities                                  1,671,344
Stockholders' equity                               4,839,397
                  Total liabilities and
                        stockholders' equity    $  68,101,222

Interest income and rate earned                                 $  4,657,100     7.77 %
Interest expense and rate paid                                     1,790,439       2.99

Net interest income and margin                                  $  2,866,661     4.78 %


    (a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal income tax rate of 35 percent; a North Carolina state tax rate of 7.905 percent; a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent; a Maryland state tax rate of 7 percent; and a Washington, D.C. tax rate of 10.25 percent.


                                        NINE MONTHS 1993                           SIX MONTHS 1993


                                        Interest    Average                             Interest    Average
                       Average           Income/     Rates              Average          Income/     Rates
                      Balances          Expense   Earned/Paid          Balances          Expense   Earned/Paid

                      $ 467,835          16,008      4.57 %       $     542,869          13,106      4.87 %

                        557,860          13,262      3.18               591,808           9,524      3.25
                        551,551          21,003      5.09               489,089          12,744      5.25
                      6,958,382         259,808      4.99             6,633,331         167,788      5.08

                      6,363,071         306,846      6.43             6,126,160         201,987      6.59
                      1,049,836          93,913     11.93             1,010,700          60,459     11.96

                      7,412,907         400,759      7.21             7,136,860         262,446      7.35



                    11,424,125         687,206      8.04            11,056,214         451,176      8.23

                      2,094,481          91,771      5.86             2,099,113          59,564      5.72
                      5,303,705         298,763      7.53             5,165,165         195,267      7.62
                        511,968          40,592     10.57               515,629          27,333     10.60
                        236,984           8,943      5.05               220,883           5,605      5.12

                    19,571,263       1,127,275      7.70            19,057,004         738,945      7.82

                    10,646,150         624,615      7.82            10,211,513         409,121      8.01
                    12,541,068         997,696     10.62            12,082,378         647,488     10.74

                    23,187,218       1,622,311      9.33            22,293,891       1,056,609      9.49

                    42,758,481       2,749,586      8.59            41,350,895       1,795,554      8.72

                    58,707,016       3,460,426      7.87            56,744,852       2,261,162      8.00

                      3,203,764                                       3,124,760
                      4,813,667                                       4,446,910

                   $ 66,724,447                                   $  64,316,522




                    10,217,570         169,547      2.22             9,665,717         107,243      2.24
                    10,114,330         169,262      2.24             9,884,384         108,871      2.22
                    17,693,132         575,653      4.35            17,327,456         375,565      4.37
                       533,994          14,930      3.74               509,804           9,962      3.94
                     1,648,437          57,186      4.64             1,591,386          37,126      4.70

                    40,207,463         986,578      3.28            38,978,747         638,767      3.30

                     6,826,017         192,328      3.77             6,487,203         124,060      3.86
                       321,838           6,629      2.75               334,066           4,855      2.93
                       810,196          24,450      4.03               692,732          11,714      3.41
                     2,932,760         117,060      5.32             2,856,637          77,158      5.40

                    51,098,274       1,327,045      3.47            49,349,385         856,554      3.50

                     9,179,573                                       8,728,398
                     1,704,437                                       1,597,939
                     4,742,163                                       4,640,800

                  $ 66,724,447                                   $  64,316,522

                                  $  3,460,426      7.87 %                        $  2,261,162      8.00 %
                                     1,327,045      3.02                               856,554      3.04

                                  $  2,133,381      4.85 %                        $  1,404,608      4.96 %

(b) The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.

FIRST UNION CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS




                                                              1994                               1993

                                                             First           Fourth        Third        Second           First
(In thousands except per share data)                        Quarter          Quarter       Quarter      Quarter          Quarter


ASSETS
Cash and due from banks                                    $  3,054,037     3,351,963     2,790,443     3,210,877      2,711,928
Interest-bearing bank balances                                  799,569       712,153       587,506       256,230        505,226
Federal funds sold and securities
    purchased under resale agreements                         1,438,561       351,754       319,012     2,433,874        460,904

                         Total cash and cash equivalents      5,292,167     4,415,870     3,696,961     5,900,981      3,678,058

Trading account assets                                          820,876       652,470     2,286,061       565,347        539,606
Securities available for sale                                12,665,905    11,744,942     5,944,236     6,344,036      6,899,821
Investment securities                                         2,539,647     2,692,476     8,100,384     7,853,423      6,568,262
Loans, net of unearned income                                46,732,424    46,876,177    46,224,944    45,902,305     40,929,438
    Allowance for loan losses                                (1,014,001)   (1,020,191)   (1,029,162)   (1,036,539)      (938,334)

                          Loans, net                         45,718,423    45,855,986    45,195,782    44,865,766     39,991,104

Premises and equipment                                        1,535,383     1,524,855     1,490,690     1,500,088      1,335,764
Due from customers on acceptances                               220,698       246,095       150,448       168,231        220,741
Mortgage servicing rights                                        82,102        87,350        94,432       124,726        151,348
Credit card premium                                              71,538        75,588        79,893        73,836         63,739
Other intangible assets                                         954,311       978,312     1,007,806     1,022,803        811,234
Southeast segregated assets                                     306,929       347,202       388,306       438,736        493,359
Other assets                                                  2,040,394     2,165,823     2,953,088     3,100,966      2,199,608

                          Total assets                     $ 72,248,373    70,786,969    71,388,087    71,958,939     62,952,644

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
    Noninterest-bearing deposits                             10,428,019    10,861,207    10,245,808    10,186,909      8,644,543
    Interest-bearing deposits                                41,659,772    42,881,204    42,689,606    45,249,962     39,211,098

                          Total deposits                     52,087,791    53,742,411    52,935,414    55,436,871     47,855,641
Short-term borrowings                                        10,058,342     7,254,178     8,210,812     6,720,792      5,833,296
Bank acceptances outstanding                                    220,698       246,095       150,448       168,231        220,741
Other liabilities                                             1,450,652     1,274,716     1,897,743     1,974,808      1,451,787
Long-term debt                                                3,154,830     3,061,944     3,137,152     2,791,620      2,934,867

                          Total liabilities                  66,972,313    65,579,344    66,331,569    67,092,322     58,296,332

STOCKHOLDERS' EQUITY
Preferred stock
    Class A, authorized 40,000,000 shares
        Series A, 11% cumulative perpetual;
            $25.00 stated and liquidation value                       -             -             -             -              -
        Series A, $2.50 cumulative convertible;
            no-par value; $25.00 stated and
            liquidation value                                         -             -             -             -         13,181
        Series B, none issued                                         -             -             -             -              -
    Series 1990 cumulative perpetual
        adjustable rate, no par value;
        $5.00 liquidation value;
        authorized 10,000,000 shares                             31,592        31,592        31,592        31,592         31,592
Common stock, $3.33-1/3 par value;
    authorized 750,000,000 shares                               564,812       567,791       565,236       560,138        553,914
Paid-in capital                                               1,555,938     1,591,275     1,564,495     1,501,274      1,446,322
Retained earnings                                             3,165,544     3,016,967     2,895,195     2,773,613      2,611,303
Unrealized loss on debt and equity securities                   (41,826)            -             -             -              -

                          Total stockholders' equity          5,276,060     5,207,625     5,056,518     4,866,617      4,656,312

             Total liabilities and
               stockholders' equity                        $ 72,248,373    70,786,969    71,388,087    71,958,939     62,952,644

MEMORANDA
Securities available for sale-amortized cost               $ 12,731,630             -             -             -              -
Securities available for sale-market value                   12,665,905    11,884,385     6,024,087     6,416,169      6,964,331
Investment securities-market value                            2,696,736     2,931,139     8,414,741     8,157,663      6,852,557
Common stockholders' equity, net of $(41,826,000)          $  5,033,846     4,923,584     4,772,478     4,582,576      4,359,091
Preferred shares outstanding
    Series A, $2.50 cumulative convertible                            -             -             -             -        527,252
    Series 1990                                               6,318,350     6,318,350     6,318,350     6,318,350      6,318,350
Common shares outstanding                                   169,443,814   170,337,619   169,573,982   168,041,506    166,188,354


FIRST UNION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

                                                        Three Months Ended
                                                             March  31,

(In thousands except per share data)                   1994              1993

INTEREST INCOME
Interest and fees on loans                           $    946,151        891,221
Interest and dividends on securities
      available for sale                                  147,558         70,542
Interest and dividends on investment securities:
              Taxable income                               18,829        100,717
              Non-taxable income                           24,610         20,308
Trading account interest                                   10,392          5,155
Other interest income                                      15,068         11,959

                        Total interest income           1,162,608      1,099,902

INTEREST EXPENSE
Interest on deposits                                      318,684        322,085
Interest on short-term borrowings                          79,104         65,908
Interest on long-term debt                                 38,215         39,574

                        Total interest expense            436,003        427,567

Net interest income                                       726,605        672,335
Provision for loan losses                                  25,000         60,329
Net interest income after
      provision for loan losses                           701,605        612,006

NONINTEREST INCOME
Trading account profits                                     7,323          5,639
Service charges on deposit accounts                       108,022         97,212
Mortgage banking income                                    19,421         38,488
Capital management income                                  50,949         50,395
Securities available for sale transactions                  4,300         17,316
Investment security transactions                              615              -
Merchant discounts                                         14,361         14,440
Insurance commissions                                       9,990         10,265
Sundry income                                              65,715         37,566

                          Total noninterest income         280,696        271,321

NONINTEREST EXPENSE
Personnel expense                                         309,640        271,697
Occupancy                                                  60,391         51,801
Equipment rentals, depreciation
    and maintenance                                        56,700         45,643
Postage, printing and supplies                             25,282         19,324
FDIC insurance                                             29,939         28,406
Owned real estate expense                                   5,296          9,823
Amortization                                               36,378         54,776
Sundry                                                    116,215         96,825

                          Total noninterest expense         639,841        578,295

Income before income taxes                                342,460        305,032
Income taxes                                              120,001        105,040

                          Net income                      222,459        199,992
Dividends on preferred stock                                5,726          7,004
                          Net income applicable to
                                common stockholders    $    216,733        192,988

PER COMMON SHARE DATA
    Before extraordinary items and cumulative
    Net income                                       $       1.27           1.17
    Cash dividends                                   $        .40            .35
Average common shares                                 170,314,176    165,272,415


FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                   Three Months Ended
                                                                         March 31,

(In thousands)                                                    1994             1993

OPERATING ACTIVITIES
Net income                                                      $  222,459        199,992
Adjustments to reconcile net income to net cash provided (used)
  by operating activities
     Accretion and amortization of securities discounts
        and premiums, net                                           13,479        (15,390)
          Provision for loan losses                                 25,000         60,329
          Provision for foreclosed properties                        2,794          2,587
          Gain on sale of mortgage servicing rights                      -           (213)
          Securities available for sale transactions                (4,300)       (17,316)
          Investment security transactions                            (615)             -
          Depreciation and amortization                             78,079         89,258
          Trading account assets, net                             (168,406)      (370,338)
          Mortgage loans held for resale                           391,190        (65,727)
          Gain on sales of premises and equipment                     (739)           385
          Gain on sale of First  American segregated assets        (16,731)             -
          Other assets, net                                        196,831        178,714
          Other liabilities, net                                   175,936       (382,294)

            Net cash provided (used) by
              operating activities                                 914,977       (320,013)

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
          Sales of securities available for sale                 2,922,982      2,887,368
          Maturities of securities available for sale            1,204,690        122,406
          Purchases of securities available for sale            (5,116,298)    (4,667,582)
          Sales of investment securities                             1,334         98,678
          Maturities of investment securities                      161,975        538,819
          Purchases of investment securities                       (17,106)      (578,384)
          Origination of loans, net                               (271,920)     1,004,148
          Sales of premises and equipment                           30,398          8,389
          Purchases of premises and equipment                      (81,888)       (44,515)
          Sales of mortgage servicing rights                             -            540
          Purchases of mortgage servicing rights                    (3,079)        (1,745)
          Other intangible assets, net                                   -         12,627

            Net cash used by investing
              activities                                        (1,168,912)      (619,251)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
          Sales of deposits, net                                (1,654,620)    (1,295,324)
          Securities sold under repurchase agreements
                and other short-term borrowings, net             2,804,164        767,959
          Issuances of long-term debt                              149,270        399,447
          Payments of long-term debt                               (56,384)      (615,787)
          Sales of common stock                                      7,741         54,040
          Purchases of common stock                                (46,057)           (56)
          Cash dividends paid                                      (73,882)       (56,880)

            Net cash provided (used) by
              financing activities                               1,130,232       (746,601)

            Increase (decrease) in cash and
              cash equivalents                                     876,297     (1,685,865)

            Cash and cash equivalents,
              beginning of period                                4,415,870      5,363,923

            Cash and cash equivalents, end of
              period                                            $5,292,167      3,678,058

NONCASH ITEMS
            Increase in foreclosed properties                   $    6,707          6,891
            Effect of an unrealized loss on debt and equity
                securities included in
                      Securities available for sale                 65,725              -
                      Other assets (deferred income taxes)       $  23,899              -
